EXHIBIT 10.2

TERM LOAN CREDIT AGREEMENT

THIS TERM LOAN CREDIT AGREEMENT (together with all amendments, modifications and supplements hereto and restatements hereof, this “Agreement”) is made and entered into as of November 10, 2010 by and among WALCO INTERNATIONAL, INC. (“Borrower”), a Delaware corporation, EACH OF THE CREDIT PARTIES WHICH IS NOW OR HEREAFTER A GUARANTOR HEREUNDER, EACH OF THE FINANCIAL INSTITUTIONS WHICH IS A SIGNATORY HERETO OR WHICH MAY FROM TIME TO TIME BECOME A PARTY HERETO (individually, a “Lender” and collectively, the “Lenders”) and JPMORGAN CHASE BANK, N.A., as Administrative Agent for the Lenders (in such capacity, together with its successors and assigns, the “Agent”).

W I T N E S S E T H:

THAT, in consideration of the mutual covenants, agreements and undertakings herein contained, the parties hereto agree as follows:

1. Definitions.

1.1. Certain Defined Terms.  Unless a particular word or phrase is otherwise defined or the context otherwise requires, capitalized words and phrases used in the Loan Documents have the meanings provided below.

Accounts shall have the meaning set forth in Article 9 of the UCC.

Affiliate of any Person shall mean any other Person which controls or is controlled by or under common control with such Person.  For purposes of this definition, “control” (including “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person through the ownership of securities or by contract; provided that no Lender shall be an Affiliate of the Borrower. Without limiting the generality of the foregoing, control of the right to vote of five percent (5%) or more of all voting securities of a Person or beneficial ownership of five percent (5%) of the outstanding equity interests in such Person shall be deemed to be control for purposes of compliance with the provisions of Section 7.6 hereof; provided, however, that with respect to any key management employees of the Borrower, control of the right to vote of five percent (5%) or greater, but less than fifteen percent (15%), of all voting securities of the Parent and/or the Borrower or beneficial ownership of five percent (5%) or greater, but less than fifteen percent (15%), of the outstanding equity interests in the Parent and/or the Borrower by such key management employee shall not be deemed to be control for purposes of compliance with the provisions of Section 7.6 hereof.

Agent shall have the meaning specified in the preamble to this Agreement.

Annual Audited Financial Statements shall mean (a) the annual financial statements of the Credit Parties and their Subsidiaries, including all notes thereto, which statements shall include, on a Consolidated basis, a balance sheet as of the end of such fiscal year and a statement of operations, a retained earnings statement and a statement of cash flows for such fiscal year, all setting forth in comparative form the corresponding figures from the previous fiscal year and accompanied by a report and opinion of independent certified public accountants with an accounting firm of national standing and with a reputation satisfactory to the Agent, which report shall not contain any material qualification (and be without comment as to the accountants’ opinion whether the Borrower is a “going concern” or can continue to be a “going concern”), except that such report may contain qualification with respect to new accounting principles mandated by the Financial Accounting Standards Board (or its successor organization), and shall state that such financial statements, in the opinion of such accountants, present fairly, in all material respects, the financial position of such Person as of the date thereof and the results of its operations and cash flows for the period covered thereby in conformity with GAAP and (b) to the extent required by the Agent, annual consolidating financial statements of the Credit Parties and their Subsidiaries containing a balance sheet as of the end of such fiscal year and a statement of operations for such fiscal year prepared in reasonable detail.  Such statements shall be accompanied by a certificate of such accountants that in making the appropriate audit and/or investigation in connection with such report and opinion, such accountants did not become aware of any Default or Event of Default with respect to any of the financial covenants set forth in Sections 7.11, 7.12 and 7.13 hereof, or if in the opinion of such accountant any such Default or Event of Default exists, a description of the nature and status thereof.

Approved Fund shall mean any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

Assignee shall have the meaning specified in Section 10.12(c) hereof.

Assignment and Assumption shall have the meaning specified in Section 10.12(c) hereof.

Blocked Person shall mean (i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224; (ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;  (iii) a Person or entity with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (iv) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224;  (v) a Person or entity that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list, or (vi) a Person or entity who is affiliated or associated with a Person or entity listed above.

Borrower shall have the meaning specified in the preamble of this Agreement.

Business Day shall mean any day when commercial banking institutions in New York, New York, are open for the transaction of banking business.

Business Entity shall mean corporations, partnerships, limited liability companies, joint ventures, joint stock associations, business trusts and other business entities.

Canadian Subsidiary shall mean any Subsidiary of that is organized and domiciled in the Canada.

Capital Expenditures shall mean, with respect to any Person for any period, all capital expenditures of such Person, on a Consolidated basis, for such period (including without limitation, the aggregate amount of Capital Lease Obligations incurred during such period which are required to be capitalized and reported as a liability on the consolidated balance sheet of such Person), determined in accordance with GAAP, consistently applied.  For the avoidance of doubt, the term “Capital Expenditures” shall not include those items described in Section 7.4(e)(7).

Capital Lease Obligations shall mean the obligations of a Person to pay that portion of rent or other amounts constituting payments of principal under a lease of (or other agreement conveying the right to use) real and/or personal Property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board, as amended), provided that for purposes of this Agreement, the amount of such obligations shall be only the capitalized amount thereof, determined in accordance with GAAP (including such Statement No. 13).

Cash Dividends shall mean, with respect to any Person for any period, all fixed and calculable cash dividend payments actually made with respect to any Equity Interests of such Person for such period.

Cash Interest Rate shall have the meaning specified in Section 2.6(a) hereof.

Cash Management Obligations shall mean any and all obligations and liabilities of Borrower or any of its Subsidiaries to the Revolving Credit Agent or any of the Revolving Credit Lenders, whether direct, indirect, joint, several, or joint and several, arising under or in any way relating to or incurred in connection with (a) any deposit accounts maintained by Borrower or any of its Subsidiaries with the Revolving Credit Agent or any of the Revolving Credit Lenders or any of their respective Affiliates, (b) any cash management services or treasury administration services provided by the Revolving Credit Agent or any of the Revolving Credit Lenders or any of their respective Affiliates (c) any documentation relating thereto, or (d) any services or transactions relating thereto, including without limitation, daylight overdraft exposure and credit card, debit card and other similar products.

Change of Control shall mean the occurrence of any of the following at any time after the Closing Date:

(a) at any time any Person and/or its respective Affiliates (other than Charlesbank and its Affiliates) shall either (i) beneficially own in the aggregate, directly or indirectly, 35% or more of the aggregate voting power of all issued and outstanding classes of Equity Interests in the Parent having the right to elect Board of Directors of the Parent, or (ii) have the right to cause enough of their nominees in the aggregate to be elected or appointed, and remain serving at all times as, Board of Directors of the Parent so as to constitute a majority of such Board of Directors;

(b) at any time the Parent shall cease to own directly, free and clear of all Liens (other than in favor of the Collateral Agent for the ratable benefit of the Lenders and Liens permitted under Section 7.2), both legal title to and beneficial ownership of 100% of all issued and outstanding Equity Interests of the Borrower; provided, however, that a transfer of the legal title to and beneficial ownership of Equity Interests of the Borrower having no more than 10% of the aggregate voting power of all classes of Equity Interests in the Borrower or 10% of the total economic equity interests of the Borrower to management employees of the Borrower shall not trigger a Change of Control; or

(c) at any time (i) the Parent shall cease to have the right to elect, directly or indirectly, by virtue of beneficial ownership of Equity Interests of the Borrower, contract or otherwise, at least a majority in number of the members of the Board of Directors of the Borrower or (ii) less than a majority in number of the members of the Board of Directors of the Borrower shall have been elected or appointed, directly or indirectly, by the Parent.

As used above, “beneficially own” shall have the same meaning as defined in Rules 13d-3 and 13d-5 of the Securities and Exchange Act of 1934, as amended, or any successor provision thereto.

Charlesbank shall mean Charlesbank Equity Fund VI, Limited Partnership, a Massachusetts limited partnership.

Closing Date shall mean the date on which each requirement of Section 4 is satisfied or waived by the Agent.

Code shall mean the Internal Revenue Code of 1986, as amended, as now or hereafter in effect, together with all regulations, rulings and interpretations thereof or thereunder by the Internal Revenue Service.

Collateral shall mean all collateral and security as described in the Security Documents.

Collateral Agent shall mean JPMorgan Chase Bank, N.A., in its capacity as the collateral agent of the holders of the Revolving Credit Agreement Debt and the Obligations with respect to the Collateral in accordance with and pursuant to the terms of the Intercreditor Agreement, and any successor collateral agent under the terms of the Intercreditor Agreement.

Consolidated shall mean, for any Person, as applied to any financial or accounting term, such term determined on a consolidated basis in accordance with GAAP (except as otherwise required herein) for such Person and all Subsidiaries thereof.

Contingent Obligation shall mean, as to any Person, any obligation of such Person guaranteeing the payment or performance of any Indebtedness, leases, dividends or other obligations (collectively “primary obligations”) of any other Person (the “primary obligor”), whether directly or indirectly, including without limitation, any obligation of the Person for whom Contingent Obligations is being determined, (a) to purchase any such primary obligation or other property constituting direct or indirect security therefor, (b) assume or contingently agree to become or be secondarily liable in respect of any such primary obligation, (c) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital for the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (d) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (e) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of checks or other negotiable instruments in the ordinary course of business.

Contribution Agreement shall mean any Contribution Agreement executed by and among the Borrower and its Subsidiaries and as the same may be further amended, modified, supplemented, restated and joined in pursuant to a Joinder Agreement, from time to time.

Credit Parties shall mean the Parent, the Borrower and the Subsidiary Guarantors, and Credit Party shall mean any one of such Persons

Debt Service Expense shall mean, with respect to the Credit Parties for any period, the aggregate of regularly scheduled principal payments of all Funded Debt (including, without limitation, regularly scheduled principal payments of the Term Loans and any mandatory principal payments of the Term Loans pursuant to Section 2.3(a), but excluding any principal payments of the Revolving Loans (as defined in the Revolving Credit Agreement) to the extent there is not an equivalent permanent reduction in the Total Revolving Credit Commitment (as defined in the Revolving Credit Agreement)), made or to be made by such Person during such period, on a Consolidated basis, in accordance with GAAP, consistently applied.

Default Rate shall mean the sum of the Total Interest Rate plus two percent (2%) per annum.

Discontinued Operations shall mean, as of any day, operations of any Credit Party or any of its Subsidiaries which have been discontinued, and which, as of such day, have been fully terminated, disposed of or liquidated.

Dollars or $ shall mean lawful money of the United States of America.

           Domestic Subsidiary shall mean any Subsidiary of that is organized and domiciled in the Unites States of America.

EBITDA shall mean, with respect to the Credit Parties for any period, Net Income for such period plus (a) without duplication and to only the extent deducted in determining Net Income for such period, the sum of (i) Interest Expense, (ii) federal, state and local income or franchise taxes, (iii) all amounts attributable to depreciation and amortization expense, (iv) any extraordinary charges, (v) customary and reasonable director’s fees and board expenses for board of directors of the Credit Parties not to exceed $550,000 in the aggregate during any fiscal year of the Credit Parties, and (vi) any other non-cash charges (including without limitation, (A) the issuance of restricted stock or stock options, (B) equity losses of Affiliates that are not a Subsidiary of any Credit Party, and (C) all charges attributable to the use of the purchase accounting method), but excluding any non-cash charge in respect of an item that was included in Net Income in a prior period and any non-cash charge that relates to the write-down or write-off of Inventory, minus (b) without duplication and to the extent included in Net Income, (i) any cash payments made during such period in respect of non-cash charges described in clause (a)(vii) taken in a prior period and (ii) any extraordinary gains and any non-cash items of income, in each case of such Person for such period, computed and calculated, without duplication, on a Consolidated basis and in accordance with GAAP, consistently applied.

Eligible Assignee shall mean (i) a Lender, (ii) an Affiliate of a Lender, (iii) an Approved Fund, or (iv) any other commercial lender, finance company, insurance company, financial institution or fund reasonably acceptable to the Agent and the Borrower; provided, however, that if an Event of Default has occurred and is continuing, such approval by the Borrower shall not be required.

Environmental Claim shall mean any third party (including any Governmental Authority) action, lawsuit, claim or proceeding (including claims or proceedings at common law) which seeks to impose or alleges any liability for (i) pollution or contamination by, or releases or threatened releases of, Hazardous Substances into the air, surface water, ground water or land or the clean-up, abatement, removal, remediation or monitoring of such pollution, contamination or Hazardous Substances; (ii) generation, recycling, reclamation, handling, treatment, storage, disposal or transportation of Hazardous Substances; (iii) exposure to Hazardous Substances; (iv) the safety or health of employees or other Persons in connection with any of the activities specified in any other subclause of this definition; or (v) the manufacture, processing, distribution in commerce, presence or use of Hazardous Substances.  An “Environmental Claim” includes a common law action, as well as a proceeding to issue, modify or terminate an Environmental Permit, or to adopt or amend a regulation, to the extent that such a proceeding attempts to redress violations of the applicable permit, license, or regulation as alleged by any Governmental Authority.

Environmental Liabilities shall mean all liabilities arising from any Environmental Claim or Requirement of Environmental Law under any theory of recovery, at law or in equity, and whether based on negligence, strict liability or otherwise, including: remedial, removal, response, abatement, restoration (including natural resources), investigative, or monitoring liabilities, personal injury and damage to property, natural resources or injuries to persons, and any other related costs, expenses, losses, damages, penalties, fines or liabilities, including attorney’s fees and court costs.  Environmental Liability shall mean any one of them.

Environmental Permit shall mean any permit, license, approval or other authorization under any applicable law or regulation of the United States or of any state, municipality or other subdivision thereof relating to pollution or protection of health or the environment, including laws or regulations relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, Hazardous Substances or toxic materials or wastes into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, recycling, presence, use, treatment, storage, disposal, transport, or handling of wastes, pollutants, contaminants or Hazardous Substances.

Equipment shall have the meaning set forth in Article 9 of the UCC.

Equity Interests shall mean as to a Business Entity, all capital stock, partnership interests, membership interests or other indicia of equity rights, including without limitation, any warrants, options or other rights to acquire such interests, issued by such Business Entity from time to time.

ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and all rules, regulations, rulings and interpretations adopted by the Internal Revenue Service or the Department of Labor thereunder.

ERISA Affiliate shall mean any trade or business (whether or not incorporated) which together with the Borrower or any Subsidiary of the Borrower would be treated as a single employer under the provisions of Title I or Title IV of ERISA.

Event of Default shall mean any of the events specified in Section 8.1 hereof or otherwise specified as an Event of Default in any other Loan Document, provided there has been satisfied any requirement in connection with any such event for the giving of notice or the lapse of time, or both, and Default shall mean any of such events, whether or not any such requirement for the giving of notice, or the lapse of any applicable grace or curative period (if any), or both, has been satisfied.

Excess Cash Flow shall mean, for any fiscal year of the Credit Parties, the amount, if any, of (a) the sum, without duplication, of (i) Net Income for such fiscal year, (ii) the amount of all non-cash charges (including depreciation and amortization, but excluding any depreciation and amortization applicable to Discontinued Operations) deducted in arriving at such Net Income, (iii) the aggregate net amount of non-cash loss on the disposition of property by the Credit Parties and their Subsidiaries during such fiscal year (other than sales of Inventory in the ordinary course of business), but only to the extent deducted in arriving at such Net Income, (iv) equity losses during such fiscal year attributable to Affiliates that are not a Subsidiary of any Credit Party, but only to the extent deducted in arriving at such Net Income, and (v) decreases, if any, in Net Working Capital as of the end of such fiscal year when compared to Net Working Capital at the beginning of such fiscal year, minus (b) the sum, without duplication, of (i) the amount of all non-cash credits included in arriving at such Net Income, (ii) the aggregate amount Unfinanced Capital Expenditures of the Credit Parties and their Subsidiaries during such fiscal year, (iii) Debt Service Expense for such fiscal year, (iv) all optional prepayments of the Term Loans during such fiscal year, (v) the aggregate net amount of non-cash gain on the disposition of Property by the Credit Parties and their Subsidiaries during such fiscal year (other than sales of Inventory in the ordinary course of business), but only to the extent included in arriving at such Net Income, (vi) amounts used during such fiscal year to repurchase from Charlesbank and/or any of its Affiliates the equity securities of the Parent to the extent included within Permitted Affiliate Transactions, but only to the extent included in arriving at such Net Income, (vii) equity gains during such fiscal year attributable to Affiliates that are not a Subsidiary of any Credit Party, but only to the extent included in arriving at such Net Income, (viii) increases, if any, in Net Working Capital as of the end of such fiscal year when compared to Net Working Capital at the beginning of such fiscal year, and (ix) Cash Dividends during such fiscal year to the extent permitted under Section 7.10.

Excess Interest Amount shall have the meaning attributed to such term in Section 2.9 hereof.

Excluded Real Estate shall mean each of the real Properties listed as "excluded real estate" on Schedule 1.1(a).

Federal Funds Effective Rate shall mean, for any day, a rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

Financed Capital Expenditures shall mean (i) Capital Expenditures which are financed at the time of purchase with Indebtedness otherwise permitted hereunder, and (ii) Capital Lease Obligations to the extent the same constitute Capital Expenditures otherwise permitted hereunder.

Fixed Charge Coverage Ratio shall mean, with respect to the Credit Parties and their Subsidiaries for any period, the ratio of (a) EBITDA less (i) Unfinanced Capital Expenditures less (ii) cash payments of federal, state and local income or franchise taxes to (b) the sum of (i) Debt Service Expense (excluding any mandatory principal payments of the Term Loans pursuant to Section 2.3(a)), (ii) cash Interest Expense, and (iii) Unfinanced Cash Dividends, in each case of such Person for the applicable period, computed and calculated on a Consolidated basis in accordance with GAAP, consistently applied and without duplication.  All components of the Fixed Charge Coverage Ratio shall be determined (1) on a Consolidated basis for the twelve (12) most recent consecutive calendar months ending on or prior to the date of determination and (2) in accordance with GAAP, consistently applied.

Funded Debt shall mean, as to a particular Person at any particular time, the sum of (a) all obligations for borrowed money (whether as a direct obligor on a promissory note, bond, debenture or other similar instrument, as a reimbursement obligor with respect to an issued letter of credit or similar instrument, as an obligor under a Contingent Obligation in respect of borrowed money, or as any other type of direct or contingent obligor), and (b) all Capital Lease Obligations (other than the interest component of such obligations), each calculated without duplication, on a Consolidated basis, and in accordance with GAAP.

GAAP shall mean, as to a particular Person, those principles and practices (a) which are recognized as such by the Financial Accounting Standards Board or successor organization, and (b) which are consistently applied (or with respect to which any change in principles and practice mandated by the Financial Accounting Standards Board or successor organization are disclosed in writing to the Agent) for all periods after the date hereof in a manner consistent with the manner in which such principles and practices were applied to the most recent audited financial statements of the relevant Person furnished to the Agent and the Lenders prior to the Closing Date (or with respect to which any change in principles and practice mandated by the Financial Accounting Standards Board or successor organization are disclosed in writing to the Agent).

Global Amendment shall mean the Global Amendment and Reaffirmation of Collateral Documents, dated as of the Closing Date, executed by and among the Credit Parties, the Agent, the Collateral Agent and the Revolving Credit Agent.

Governmental Authority shall mean any foreign governmental authority, the United States of America, any state of the United States and any political subdivision of any of the foregoing, and any agency, instrumentality, department, commission, board, bureau, central bank, authority, court or other tribunal, in each case whether executive, legislative, judicial, regulatory or administrative, having jurisdiction over the Agent, any of the Lenders, any Credit Party, any Subsidiary of any Credit Party, or their respective Property.

Grantor shall mean any Grantor, Assignor, Pledgor, Mortgagor or Debtor, as such terms are defined in any of the Security Documents.

Guarantors shall mean each Domestic Subsidiary of the Borrower.  In no event shall Inactive Subsidiaries shall be required to execute or join in a Guaranty or any applicable Security Agreements except as required under the terms of Section 6.10.

Guaranty shall mean each and every guaranty of the Obligations from time to time executed and delivered to the Agent by any Guarantor, as amended supplemented, modified, joined in pursuant to a Joinder Agreement and restated from time to time.

Hazardous Substance shall mean any hazardous or toxic waste, substance or product or material defined or regulated by any Requirements of Environmental Law, including solid waste (as defined under The Resource Conservation and Recovery Act or its regulations, as amended), petroleum and any fraction thereof and any radioactive materials and waste.

Hedging Obligations of a Person shall mean any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party’s assets, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collateral protection agreements, forward rate currency or interest rate options, puts and warrants, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.

Highest Lawful Rate shall mean, with respect to the Agent or any Lender, the maximum nonusurious rate of interest permitted to be charged by, as applicable, the Agent or such Lender under applicable laws (if any) of the United States or any state from time to time in effect.

Inactive Subsidiaries shall mean each of the Subsidiaries listed as inactive on Schedule 5.8.

Indebtedness shall mean, as to any Person, without duplication: (a) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money; (b) any other indebtedness which is evidenced by a bond, debenture or similar instrument; (c) all Capital Lease Obligations of such Person; (d) all obligations of such Person for the deferred purchase price of Property or services (except current trade accounts payable arising in the ordinary course of business and current accrued expenses, not the result of borrowing, arising in the ordinary course of business); (e) all reimbursement obligations of such Person in respect of outstanding letters of credit, acceptances and similar obligations created for the account of such Person; (f) all indebtedness, liabilities, and obligations secured by any Lien on any Property owned by such Person even though such Person has not assumed or has not otherwise become liable for the payment of any such indebtedness, liabilities or obligations secured by such Lien, but only to the extent of the value of the Property subject to such Lien (or, if less, the amount of the underlying indebtedness, liability or obligation); (g) all Cash Management Obligations of such Person and net liabilities of such Person in respect of Hedging Obligations (calculated on a basis satisfactory to the Agent and in accordance with accepted practice); (h) all liabilities of such Person in respect of unfunded vested benefits under any Plan; and (i) all other indebtedness, liabilities and obligations of such Person which are required to be included or listed in the liabilities section of such Person’s balance sheet according to GAAP; provided, that such term shall not mean or include (1) any Indebtedness in respect of which monies sufficient to pay and discharge the same in full (either on the expressed date of maturity thereof or on such earlier date as such Indebtedness may be duly called for redemption and payment) shall be deposited with a depository, agency or trustee acceptable to the Agent in trust for the payment thereof or (2) any operating leases entered into in the ordinary course of business (to the extent such operating leases do not constitute Capital Lease Obligations).

Interest Expense shall mean, for any period, the total interest expense of the Credit Parties and their Subsidiaries, determined on a Consolidated basis in accordance with GAAP, consistently applied, and shall in any event include, without limitation, (a) the amortization or write-off of debt discounts, (b) the amortization or write-off of all debt issuance costs, commissions, discounts and other fees payable in connection with the incurrence, amendment or refinancing of Indebtedness (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing), (c) the portion of payments under Capital Lease Obligation allocable to interest expense, and (d) net costs under Hedging Obligations in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP.

Intercreditor Agreement shall mean the Intercreditor and Collateral Agency Agreement, dated as of the Closing Date, by and among the Borrower, the other Credit Parties, the Agent, the Collateral Agent, and the Revolving Credit Agent, as the same may be amended, modified, supplemented, renewed, restated or replaced in accordance with the terms of this Agreement.

Inventory shall have the meaning set forth in Article 9 of the UCC.

Investment shall mean the purchase or other acquisition of any securities or Indebtedness of, or the making of any loan, advance, extension of credit, transfer of Property or capital contribution to, or the incurring of any Contingent Obligation in respect of the Indebtedness of, any Person.

Joinder Agreement shall mean any agreement, in Proper Form, executed by a Subsidiary of any Credit Party from time to time in accordance with Section 6.10 hereof, pursuant to which such Subsidiary joins in the execution and delivery of this Agreement, a Guaranty, the applicable Security Documents and the Contribution Agreement.

JPMorgan shall mean JPMorgan Chase Bank, N.A.

Legal Requirement shall mean any law, statute, ordinance, decree, requirement, order, judgment, rule, regulation (or interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority.

Lender or Lenders shall have the meaning specified in the preamble of this Agreement.

Leverage Ratio shall mean, with respect to the Credit Parties and their Subsidiaries as of any date that the Leverage Ratio is calculated, the ratio of (a) Funded Debt of the Credit Parties and their Subsidiaries as of such date to (b)(i) EBITDA for the Credit Parties and their Subsidiaries for the applicable calculation period.  For purposes of calculating the Leverage Ratio, the components of the Leverage Ratio shall be determined on a Consolidated basis and the EBITDA component shall be determined for the four most recent consecutive fiscal quarters of the Credit Parties ending on or prior to the date of determination.

Lien shall mean, with respect to any asset of any Person, (a) any mortgage, pledge, charge, encumbrance, security interest, collateral assignment or other lien or restriction of any kind on such asset, whether based on common law, constitutional provision, statute or contract, (b) the interest of any vendor or a lessor under any conditional sale agreement, title retention agreement or capital lease relating to such asset, (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities, or (d) any other right of or arrangement with any creditor to have such creditor’s claim satisfied out of such assets, or the proceeds therefrom, prior to the general creditors of such Person owning such assets.

Loan Documents shall mean this Agreement, the Term Notes, the Security Documents, the Guaranties, the Contribution Agreement, the Joinder Agreements, the Intercreditor Agreement, all instruments, certificates and agreements now or hereafter executed and delivered to the Agent and/or the Lenders in connection with or pursuant to any of the foregoing and all amendments, modifications, renewals, extensions, increases and rearrangements of, and substitutions for, any of the foregoing.

Lockbox Agreement shall collectively mean one or more lockbox agreements required by the Collateral Agent, in Proper Form, to be executed and delivered to the Collateral Agent by the Borrower and each of its Subsidiaries required by the Collateral Agent, together with all modifications and/or replacements thereof which are approved in writing by the Collateral Agent, for purposes of facilitating the collection of Accounts in accordance with the terms of Section 6.15 hereof.  On or prior to the Closing Date, the Borrower and each of its applicable Subsidiaries has executed and delivered to the Collateral Agent one or more Lockbox Agreements in Proper Form.  No Inactive Subsidiary shall be required to execute and deliver any Lockbox Agreement unless and until such Inactive Subsidiary is required to become a Guarantor under the terms of Section 6.10.

Material Adverse Effect shall mean a material adverse effect on (a) the business, assets, property, or condition (financial or otherwise) of the Credit Parties taken as a whole, (b) the ability of the Credit Parties to perform or pay the Obligations in accordance with the terms hereof or of any other Loan Document, (c) the validity or enforceability of this Agreement, any of the Term Notes or any other Loan Documents or the rights or remedies of the Agent or the Lenders hereunder or thereunder, or (d) the validity or enforceability of the Agent’s Lien on any material portion of the Collateral or the priority of such Lien.

Monthly Unaudited Financial Statements shall mean the financial statements of the Credit Parties and their Subsidiaries, including all notes thereto, which statements shall include (a) a balance sheet as of the end of the respective calendar month or fiscal quarter, as applicable, (b) a statement of operations for such respective calendar month or fiscal quarter, as applicable, and for the fiscal year to date, subject to normal year-end adjustments, all setting forth in comparative form the corresponding figures for the corresponding period of the preceding fiscal year and for the Credit Parties’ Consolidated projections for such period and (c) a statement of cash flows for the fiscal year to date, subject to normal year-end adjustments, setting forth in comparative form the corresponding figures in the corresponding period of the preceding fiscal year and for the Credit Parties’ Consolidated projections for such period, all prepared in reasonable detail and in accordance with GAAP and certified by a Responsible Officer of the Parent as fairly and accurately presenting in all material respects the financial condition and results of operations of the Credit Parties and their Subsidiaries, on a Consolidated basis, at the dates and for the periods indicated therein.  The Monthly Unaudited Financial Statements for the Credit Parties and their Subsidiaries shall be prepared on a Consolidated basis, and to the extent required by the Agent, a consolidating basis, the parties recognizing that such consolidating statements will be prepared in accordance with GAAP only to the extent normal and customary.

Mortgages shall mean any mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Collateral Agent, for the ratable benefit of the Lenders and the Revolving Credit Lenders, on real property (including the Real Estate, other than Excluded Real Estate) of any Domestic Credit Party, including any amendment, modification or supplement thereto (including, without limitation, the Global Amendment).

Net Income shall mean, for any period, the consolidated net income (or loss) of the Credit Parties and their Subsidiaries, determined on a Consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of any Credit Party or is merged into or consolidated with any Credit Party or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of any Credit Party) in which any Credit Party or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by such Credit Party or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of any Credit Party to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or any Legal Requirement applicable to such Subsidiary.

Net Proceeds shall mean, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees, commissions and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Term Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a financial officer).

Net Working Capital shall mean, on any date of calculation thereof, the remainder of (a) the aggregate amount of Eligible Accounts and Eligible Inventory (valued, in each case, at the lower of cost or fair market value on a first-in first-out basis) as determined in accordance with GAAP consistently applied, minus (b) the Consolidated current liabilities of all Credit Parties determined on such date in accordance with GAAP.

Non-Excluded Taxes shall have the meaning specified in Section 10.17(a) hereof

Non-U.S. Lender shall have the meaning specified in Section 10.17(d) hereof

Obligations shall mean, without duplication, all obligations, liabilities and Indebtedness of the Borrower and the Guarantors with respect to the Security Documents and all other Loan Documents, including without limitation, (i) the principal of and interest on the Term Loans and (ii) the payment or performance of all other obligations, liabilities and Indebtedness of the Borrower or the Guarantors to the Agent and the Lenders hereunder, under the Term Notes, or under any one or more of the other Loan Documents, including all fees, costs, expenses and indemnity obligations hereunder and thereunder.  The Obligations include interest (including post-petition interest, whether or not such interest would be an allowable claim under any applicable bankruptcy or other similar proceeding) and other obligations accruing or arising after (a) commencement of any case under any bankruptcy or similar laws by or against the Borrower or any Guarantor or (b) the personal liability of the Borrower or any Guarantor for the Obligations shall be discharged or otherwise cease to exist by operation of law or for any other reason.

Officer’s Certificate shall mean a certificate substantially in the form of Exhibit B attached hereto.

OID shall have the meaning specified in Section 2.10 hereof.

Organizational Documents shall mean, with respect to a corporation, the certificate of incorporation, articles of incorporation and bylaws of such corporation; with respect to a limited partnership, the limited partnership agreement and certificate of limited partnership of such limited partnership; with respect to a joint venture, the joint venture agreement establishing such joint venture; with respect to a limited liability company, the articles of organization or certificate of formation and regulations or limited liability company agreement of such limited liability company;  and with respect to a trust, the instrument establishing such trust;  in each case including any and all modifications thereof as of the date of the Loan Document referring to such Organizational Document and any and all future modifications thereof which are materially adverse to the Lenders and which are consented to by the Agent.

Other Taxes  shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

Parent shall mean American Health International, Inc., a Delaware corporation.

Participant shall have the meaning specified in Section 10.12(b) hereof.

Parties shall mean all Persons other than the Agent, the Collateral Agent or any Lender executing any Loan Documents.

Payment Dates shall mean the last Business Day of each March, June, September and December prior to the Term Loan Maturity Date, and (2) the Term Loan Maturity Date.

PBGC shall mean the Pension Benefit Guaranty Corporation.

Permitted Affiliate Transactions shall mean any of the following: (a) transactions with or among any Credit Party and any wholly-owned Subsidiary of any Credit Party that is a Guarantor; (b) reasonable and customary directors’ fees, reasonable and customary directors’ indemnifications and similar arrangements for directors and officers of the Credit Parties or any of its Subsidiaries entered into in the ordinary course of business, together with any payments made under any such indemnification arrangements; (c) customary and reasonable loans and advances to officers, directors and employees of the Credit Parties or any of their Subsidiaries for travel, entertainment, moving and other relocation expenses, in each case made in the ordinary course of business; (d) the incurrence of intercompany Indebtedness permitted pursuant to Section 7.1(g) hereof; and (e) other transactions, contracts or agreements existing on the date of this Agreement and which are set forth on Schedule 7.6 attached hereto, together with any renewals and extensions of such existing transactions, contracts or agreements, so long as such renewals and extensions are upon terms and conditions substantially identical to the terms and conditions set forth in such existing transactions, contracts and agreements (or otherwise no less favorable to the applicable Credit Party and its Subsidiaries, as applicable).

Permitted Investment Securities shall mean each of the following, to the extent the same is pledged as additional Collateral hereunder and is subject to a first priority perfected Lien in favor of the Collateral Agent for the ratable benefit of the Lenders (including a control or dominion agreement from any applicable Person in favor of the Agent that is in all respects satisfactory to the Agent):  (a) readily marketable, direct obligations of the United States of America or any agency or wholly owned corporation thereof which are backed by the full faith and credit of the United States, maturing within one (1) year after the date of acquisition thereof, (b) certificates of deposit, commercial paper (if rated no lower than A-1/P-1) or other short-term direct obligations of any domestic financial institution having capital and surplus in excess of $5,000,000,000, maturing within six months after the date of acquisition thereof, (c) money market funds having aggregate assets in excess of $5,000,000,000, and (d) other Investments mutually agreed to in writing by the Borrower and the Agent.

Person shall mean any individual, corporation, business trust, unincorporated organization or association, partnership, joint venture, limited liability company, Governmental Authority or any other form of entity.

Plan shall mean any plan subject to Title IV of ERISA and maintained for employees of the Borrower or of any member of a “controlled group of corporations”, as such term is defined in the Code, of which the Borrower, any of its Subsidiaries or any ERISA Affiliate it may acquire from time to time is a part, or any such plan to which the Borrower, any of its Subsidiaries or any ERISA Affiliate is required to contribute on behalf of its employees.

Prepayment Event means:

(a)           any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any Property of the Borrower or any Guarantor, other than dispositions of Inventory or collection of Accounts (including license royalties, rebates and carbon offsets) in the ordinary course of business; or

(b)           any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any Property or asset of the Borrower or any Guarantor; or

 (c)           the incurrence by the Borrower or any Guarantor of any Indebtedness, other than Indebtedness permitted under Section 7.1 or permitted by the Required Lenders pursuant to Section 10.11.

Principal Increases shall have the meaning specified in Section 2.6(a) hereof.

Principal Office shall mean the principal office in New York, New York of the Agent, or such other place as the Agent may from time to time by notice to the Borrower designate.

Prohibited Transaction shall mean any non-exempt prohibited transaction set forth in Section 406 of ERISA or Section 4975 of the Code.

Proper Form shall mean in form and substance satisfactory to the Agent, except that as used in Section 4(g) hereof with respect to the Lenders, such term shall mean in form and substance satisfactory to the Lenders.

Property shall mean any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

Real Estate shall mean each of the real Properties listed on Schedule 1.1(a) attached hereto.

Refinancing Indebtedness shall mean any Indebtedness of any Credit Parties or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, other Indebtedness of such Person, provided, that:

(a) such Refinancing Indebtedness is incurred only by such Persons who are obligors on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded,

(b) the principal amount of such Refinancing Indebtedness does not exceed the then outstanding principal amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded;

(c) the interest rate or rates to accrue under such Refinancing Indebtedness do not exceed the lesser of (i) the interest rate or rates then accruing on the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded or (ii) the prevailing market interest rate or rates which are then applicable to, and generally available for, Indebtedness which is similar in type, amount, maturity and other terms to the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded;

(d) the maturities, amortization schedules, covenants, defaults, remedies, subordination provisions (with respect to any Subordinated Indebtedness), collateral security provisions (or absence thereof) and other terms of such Refinancing Indebtedness are in each case the same or more favorable to the applicable Credit Party and/or its applicable Subsidiaries as those in the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded;

(e) no Default or Event of Default has occurred and is continuing or would result from the issuance or origination of such Refinancing Indebtedness;

(f) if the Indebtedness that is extended, refinanced, renewed, replaced, defeased or refunded was subordinated in right of payment to the Obligations and/or priority as to the Liens of the Collateral Agent for the ratable benefit of the Lenders, then the terms and conditions of such Refinancing Indebtedness must include subordination terms and conditions that are at least as favorable to the Agent and the Lenders as those that were applicable to the extended, refinanced, renewed, replaced, defeased or refunded Indebtedness; and

(g) if the Indebtedness being refinanced is subject to the Intercreditor Agreement, such Refinancing Indebtedness is either (1) permitted under the terms of the Intercreditor Agreement and will remain subject to the terms of the Intercreditor Agreement or (2) subject to an intercreditor agreement on terms no less favorable to the Agent and the Lenders as those contained in the Intercreditor Agreement.

Register shall have the meaning given to such term in Section 10.12(c).

Reportable Event shall mean a “reportable event” as defined in Section 4043(c) of ERISA for which the notice requirement is not waived by the regulations thereunder.

Required Lenders shall mean Lenders having greater than 66.67% of the Total Term Loan Commitment; provided that after termination of the Total Term Loan Commitment, Required Lenders shall mean Lenders having greater than 66.67% of the aggregate amount of the outstanding Term Loans; provided further, however, if only two (2) Lenders are then parties to this Agreement, Required Lenders shall mean both of such Lenders.

Requirements of Environmental Law shall mean all requirements imposed by any law (including The Resource Conservation and Recovery Act, The Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Clean Air Act, and any state analogues of any of the foregoing), rule, regulation, or order of any Governmental Authority which relate to (i) pollution, protection or clean-up of the air, surface water, ground water, soils, or subsurface strata; (ii) solid, liquid or gaseous waste or Hazardous Substance generation, recycling, reclamation, release, threatened release, treatment, storage, disposal or transportation; (iii) exposure of Persons or property to Hazardous Substances; (iv) the manufacture, presence, processing, distribution in commerce, use, discharge, releases, threatened releases, or emissions of Hazardous Substances into the environment; or (v) the storage of any Hazardous Substances.  Requirement of Environmental Law shall mean any one of them.

Responsible Officer shall mean, with respect to any Person, the chief executive officer, the president, any vice president, the chief financial officer, the controller or the treasurer of such Person.

Revolving Credit Agent shall mean JPMorgan Chase Bank, N.A., in its capacity as administrative agent under the Revolving Credit Agreement, and any successor administrative agent under the terms of the Revolving Credit Agreement.

Revolving Credit Agreement shall mean that certain Second Amended and Restated Credit Agreement dated as of October 15, 2007, by and among the Credit Parties, the Canadian Subsidiaries of the Parent parties thereto, the Revolving Credit Lenders, the Revolving Credit Agent, JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian administrative agent, General Electric Capital Corporation, as documentation agent and J.P. Morgan Securities Inc. as lead arranger and book runner, as amended pursuant that certain First Amendment to Second Amended and Restated Credit Agreement dated as of May 5, 2009, and that certain Second Amendment to Second Amended and Restated Credit Agreement of even effective date herewith, and as further amended, restated or otherwise modified from time to time.

Revolving Credit Agreement Debt shall mean any indebtedness issued pursuant to the Revolving Credit Agreement.

Revolving Credit Lenders shall mean the lenders party to the Revolving Credit Agreement from time to time.

Security Agreements shall mean (a) the Amended and Restated Security Agreement (Personal Property-Borrower), dated effective as of September 26, 2006, between the Borrower and the Collateral Agent, for the ratable benefit of the Lenders and the Revolving Credit Lenders, covering all Accounts, Inventory, Equipment and all other tangible and intangible personal Property of the Borrower as more particularly described therein, (b) the Amended and Restated Security Agreement (Personal Property-Domestic Subsidiaries), dated as of September 26, 2006, between each of the Borrower’s Domestic Subsidiaries that is a Guarantor and the Collateral Agent, for the ratable benefit of the Lenders and the Revolving Credit Lenders, covering all Accounts, Inventory, Equipment and other tangible and intangible personal Property of each of the Borrower’s Domestic Subsidiaries that is a Guarantor as more particularly described therein,  as the same may have heretofore been joined in or hereafter be joined in pursuant to a Joinder Agreement, (c) the Amended and Restated Pledge Agreement, dated effective as of the September 26, 2006, between the Borrower and the Collateral Agent, for the ratable benefit of the Lenders and the Revolving Credit Lenders, covering (i) all issued and outstanding Equity Interests in each of the Borrower’s direct Domestic Subsidiaries that is a Guarantor and (ii) 65% of all issued and outstanding Equity Interests in Kane and any other direct Subsidiary of the Borrower that is a not a Domestic Subsidiary, (d) the Second Amended and Restated Pledge Agreement, dated effective as of October 15, 2007, between the Parent and the Collateral Agent for the ratable benefit of the Lenders and the Revolving Credit Lenders, covering all issued and outstanding Equity Interests in the Borrower, (e) any and all other security agreements, pledge agreements, collateral assignments or other similar documents now or hereafter executed in favor of the Collateral Agent, for the ratable benefit of the Lenders and the Revolving Credit Lenders, as security for the payment or performance of any and/or all of the Obligations, and (f) any amendment, modification, restatement or supplement of all or any of the above-described agreements and assignments (including, without limitation, the Global Amendment).

Security Documents shall mean the Security Agreements, the Mortgages, all related financing statements and any and all other agreements, mortgages, deeds of trust, chattel mortgages, security agreements, pledges, guaranties, assignments of income, assignments of contract rights, assignments or pledges of stock or partnership interests, standby agreements, subordination agreements, undertakings and other instruments and financing statements now or hereafter executed and delivered as security for the payment and performance of the Obligations, as any of them may from time to time be amended, modified, restated or supplemented.

Subordinated Indebtedness shall mean, with respect to any Credit Party, Indebtedness subordinated in right of payment to the Credit Parties’ monetary Obligations on terms satisfactory to and approved in writing by the Agent and the Required Lenders, in their discretion, so long as all other terms thereof (including without limitation, regularly scheduled payments and financial and negative covenants) are satisfactory to and approved in writing by the Agent and the Required Lenders, in their discretion.

Subsidiary shall mean, as to a particular parent Business Entity, any Business Entity of which more than fifty percent (50%) of the Equity Interests issued by such Business Entity is at the time directly or indirectly owned by such parent Business Entity or by one or more of its Affiliates.

Term Loan Commitment shall mean, as to any Lender, the obligation of such Lender to make a Term Loan in a principal amount up to, but not exceeding, the amount set forth as such Lender’s Term Loan Commitment in Schedule 1.1(b) attached hereto.

Term Loan Commitment Percentage shall mean, with respect to any Lender, the ratio, expressed as a percentage, of such Lender’s Term Loan Commitment to the Total Term Loan Commitment.

Term Loan Maturity Date shall mean the earlier of (a) November 10, 2015 and (b) any date the Term Loan Maturity Date is accelerated by the Agent pursuant to Section 8.1 hereof.

Term Loans shall mean the Term Loans made pursuant to Section 2.1 hereof.  Term Loan shall mean any one of such Term Loans.

Term Notes shall mean the promissory notes, each substantially in the form of Exhibit A attached hereto, of the Borrower evidencing the Term Loans, payable to the order of the respective Lenders in the amount of each of said Lender’s Term Loan Commitment, and all renewals, extensions, modifications, rearrangements and replacements thereof, and substitutions therefor.  Term Note shall mean any one of such promissory notes.

Total Interest Rate shall mean a per annum rate of interest equal to the sum of the Cash Interest Rate and the applicable interest rate per annum attributable to Principal Increases and OID.

Total Term Loan Commitment shall mean, on any day, the aggregate of all of the Lenders’ Term Loan Commitments on such day.  As of the Closing Date, the Total Term Loan Commitment is $43,000,000.

Transferee shall mean any Assignee or Participant.

Tri-Party Agreements shall collectively mean tri-party agreements, in Proper Form, to be executed and delivered by and among the Collateral Agent, the Borrower (and each of its Subsidiaries required by the Collateral Agent) and the applicable financial institutions described in Schedule 6.15 attached hereto, together with all modifications and/or replacements thereof which are approved in writing by the Agent, for purposes of either (a) facilitating the collection of Accounts in accordance with the terms of Section 6.15 hereof, to the extent payments of Accounts are processed through cash management services (including lockbox arrangements) provided by any such specified financial institution and/or deposited in one or more accounts maintained by the Borrower or its applicable Subsidiary with any such specified financial institution or (b) evidencing control for purposes of perfection of the Collateral Agent’s Lien, for the ratable benefit of the Lenders, against one or more deposit accounts maintained by the Borrower or its applicable Subsidiary with any such specified financial institution.  As of the Closing Date, Schedule 6.15 attached hereto describes all such accounts to be covered by a Tri-Party Agreement and specifies whether the applicable Tri-Party Agreement is for purposes of facilitating the collection of Accounts or perfecting the Collateral Agent’s Lien against such accounts.  The Borrower agrees that neither the Borrower nor any of its Subsidiaries shall establish any additional deposit accounts permitted to be maintained hereunder with a financial institution other than the Collateral Agent unless such additional deposit accounts are covered by a Tri-Party Agreement.

UCC shall mean the Uniform Commercial Code as in effect from time to time in the State of New York or of any other state the laws of which are required as a result thereof to be applied in connection with the attachment, perfection or priority of, or remedies with respect to, the Collateral Agent’s or any Lender’s Lien on any Collateral.

Unfinanced Capital Expenditures shall mean all Capital Expenditures other than Financed Capital Expenditures.

Unfinanced Cash Dividends shall mean, with respect to any Person for any period, all Cash Dividends of such Person for such period that are not paid either from net proceeds of the Term Loans or from net proceeds of any other permitted Indebtedness of such Person incurred after November 10, 2009.

1.2. Accounting Terms and Determinations.  Except where specifically otherwise provided:

(a) The symbol “$” and the word “dollars” shall mean lawful money of the United States of America.

(b) Any accounting term not otherwise defined shall have the meaning ascribed to it under GAAP.  If any of the Credit Parties are required after the Closing Date to implement any change(s) in its accounting principles and practice as a result of any changes in GAAP mandated by the Financial Accounting Standards Board or successor organization, and if such change(s) result in any material change in the method of calculation of the Fixed Charge Coverage Ratio, Excess Cash Flow, Leverage Ratio and/or any other financial covenant under this Agreement, then for all periods after the date of implementation of such change(s) until one or more appropriate amendments of this Agreement addressing such change(s) in GAAP are negotiated, executed and delivered by the parties hereto in a form acceptable to all such parties, the Fixed Charge Coverage Ratio, Excess Cash Flow, Leverage Ratio and/or such other financial covenant, as applicable, shall be calculated hereunder utilizing GAAP as in effect prior to such change(s).

(c) Unless otherwise expressly provided, any accounting concept and all financial covenants shall be determined on a Consolidated basis, and financial measurements shall be computed without duplication.

(d) Wherever the term “including” or any of its correlatives appears in the Loan Documents, it shall be read as if it were written “including (by way of example and without limiting the generality of the subject or concept referred to)”.

(e) Wherever the word “herein” or “hereof” is used in any Loan Document, it is a reference to that entire Loan Document and not just to the subdivision of it in which the word is used.

(f) References in any Loan Document to Section numbers are references to the Sections of such Loan Document.

(g) References in any Loan Document to Exhibits, Schedules, Annexes and Appendices are to the Exhibits, Schedules, Annexes and Appendices to such Loan Document, and they shall be deemed incorporated into such Loan Document by reference.

(h) Any term defined in the Loan Documents which refers to a particular agreement, instrument or document shall also mean, refer to and include all modifications, amendments, supplements, restatements, renewals, extensions and substitutions of the same; provided, that nothing in this subsection shall be construed to authorize any such modification, amendment, supplement, restatement, renewal, extension or substitution except as may be permitted by other provisions of the Loan Documents.

(i) All times of day used in the Loan Documents mean local time in New York, New York.

(j) Defined terms may be used in the singular or plural, as the context requires.

1.3. UCC Changes.  All terms used herein which are defined in the UCC shall, unless otherwise provided, have the meanings ascribed to them in the UCC, as in effect on the date of this Agreement and as hereafter amended.  The parties intend that the terms used herein which are defined in the UCC have, at all times, the broadest and most inclusive meanings possible.  Accordingly, if the UCC shall in the future be amended or held by a court to define any term used herein more broadly or inclusively than the UCC in effect on the date of this Agreement, then such term as used herein shall be given such broadened meaning. If the UCC shall in the future be amended or held by a court to define any term used herein more narrowly, or less inclusively, than the UCC in effect on the date of this Agreement, such amendment or holding shall be disregarded in defining terms used in this Agreement.

2. Term Loans; Term Notes; Payments; Prepayments; Interest Rates.

2.1. Term Loan Commitments.  Subject to the terms and conditions hereof, each Lender, severally and not jointly, agrees to make a Term Loan to the Borrower on the Closing Date, but in no event on or after 5:00 p.m., Eastern Daylight Time, on the Closing Date, in a principal amount equal to the amount of such Lender’s Term Loan Commitment.

2.2. Term Loans.

(a) Subject to Section 4 hereof, the Term Loans (i) shall be advanced and made ratably by the Lenders in accordance with the Lenders’ respective Term Loan Commitments, and (ii) the Term Loans shall be made by the Lenders on the Closing Date, but in no event on or after the Term Loan Commitment Termination Date.

(b) Each Lender shall make its Term Loan available on the proposed dates thereof by causing its Applicable Lending Office to pay the amount required to a deposit account designated and maintained by the Borrower with JPMorgan in immediately available funds not later than 1:00 p.m.

(c) The obligations of the Lenders hereunder are several and not joint; therefore, notwithstanding anything herein to the contrary:  (i) no Lender shall be required to make a Term Loan in excess of such Lender’s Term Loan Commitment; (ii) if a Lender fails to make its Term Loan as or when required hereunder and the Borrower subsequently makes a repayment on the Term Loans, such repayment shall be split among the non-defaulting Lenders in accordance with their respective Term Loan Commitment Percentages until each non-defaulting Lender has received its Term Loan Commitment Percentage of all of the outstanding Term Loans, then the balance of such repayment shall be divided among all of the Lenders in accordance with their respective Term Loan Commitments; and (iii) the failure of any Lender to make any Term Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (provided, that no Lender shall be responsible for the failure of any other Lender to make a Term Loan such other Lender is obligated to make hereunder).

2.3. Mandatory and Voluntary Prepayments.

(a) To the extent permitted by Section 7.11(f) of the Revolving Credit Agreement and commencing with the fiscal year ending June 30, 2011, the Borrower shall make a mandatory prepayment of the Term Loans, to the extent the same are then outstanding, in an amount equal to the lesser of (i) $4,000,000 or (ii)(A) fifty percent (50%) of Excess Cash Flow for each fiscal year of the Credit Parties when the Leverage Ratio of the Credit Parties and their Subsidiaries, on a Consolidated basis, is greater than 3.00 to 1.0 as of the end of such fiscal year, and (B) twenty-five percent (25%) of Excess Cash Flow for each fiscal year of the Credit Parties when the Leverage Ratio of the Credit Parties and their Subsidiaries, on a Consolidated basis, is equal to or less than 3.00 to 1.0 at any time.  For purposes hereof, Excess Cash Flow will be computed by the Borrower and be subject to the review and reasonable approval of the Required Lenders, based on the Credit Parties’ Annual Audited Financial Statements for the applicable fiscal year. The Borrower shall submit such computation in reasonable detail to the Agent, along with the amount of such resulting prepayment of the Terms Loans required by this subparagraph (a) based on such calculations by the Borrower, at the same time the applicable Annual Audited Financial Statements of the Credit Parties are delivered to and received by the Agent in accordance with the terms of Section 6.3 hereof.  Upon receipt of such payment, the Agent shall immediately apply such payment against the Term Loans in accordance with the terms hereof, reserving any right to require payment of any deficiency in such amount. Within ten (10) Business Days after receipt by the Agent of such calculations of and payment by the Borrower, the Agent, at the request of the Required Lenders, shall notify the Borrower in writing of any error by the Borrower in the computation of the amount of the prepayment of the Term Loans required by this subparagraph (a), and in the event of any such error, the Borrower shall pay to the Agent any deficiency in the amount of the requisite prepayment of the Term Loans within five (5) Business Days after receipt of such notification from the Agent.  Any prepayments required by this subparagraph (a) shall be applied to outstanding Term Loans.  Any amount of the Term Loans prepaid in accordance with the provisions of this subparagraph (a) may not be reborrowed.

(b) In the event and on each occasion that any Net Proceeds are received by or on behalf of the Borrower or any Guarantor in respect of any Prepayment Event (excluding, nevertheless, Net Proceeds in an aggregate amount up to $3,000,000 received during the period from the Closing Date through the Term Loan Maturity Date), the Borrower shall, immediately after such Net Proceeds are received by the Borrower or any Guarantor, prepay the First Lien Debt and/or the Obligations as set forth in Section 2.3(c) below in an aggregate amount equal to 100% of such Net Proceeds; provided that, in the case of any event described in clause (a) or (b) of the definition of "Prepayment Event" with respect to any asset that is not Inventory or Receivables (excluding, nevertheless, Net Proceeds in an aggregate amount up to $3,000,000 received during the period from the Closing Date through the Term Loan Maturity Date), if the Borrower shall deliver to the Agent a certificate of a Responsible Officer to the effect that the Borrower intends to apply the Net Proceeds from such event (or a portion thereof specified in such certificate), within 180 days after receipt of such Net Proceeds, to acquire (or replace or rebuild) real Property, Equipment or other tangible assets (excluding Inventory) to be used in the business of the Borrower or the applicable Guarantor, and certifying that no Event of Default has occurred and is continuing, and the Net Proceeds specified in such certificate are deposited in a cash collateral account under the dominion and control of the Collateral Agent, then such funds shall be made available to the Borrower or the applicable Guarantor only for reinvestment purposes in the absence of a continuing Event of Default and upon written request by the Borrower or applicable Guarantor to the Collateral Agent (with a copy to the Agent) for a release from the cash collateral account specifying that the requested amount is to be used for reinvestment purposes pursuant to this Section 2.3(b); provided further that (x) to the extent any such Net Proceeds therefrom have not been so applied towards such reinvestment purposes by the end of such 180-day period, or (y) an Event of Default shall have occurred and be continuing for a period of at least 20 consecutive days, a prepayment of the Revolving Credit Agreement Debt and/or the Obligations as set forth in Section 2.3(c) below shall be required in an amount equal to such Net Proceeds that have not previously been applied towards such reinvestment purposes.

(c) All such Net Proceeds received pursuant to Section 2.3(b) as a result of a Prepayment Event (1) that are not reinvested in accordance with the provisions of Section 2.3(b) or (2) with respect to any Inventory or Receivables, shall be applied as follows:

(i)           subject to Section 2.3(c)(iii) below, if the amounts are received as a result of a Prepayment Event described in clause (a) or (b) of the definition thereof with respect to any Inventory or Receivables, such amounts shall be applied (A) first, to any Revolving Credit Agreement Debt without a corresponding reduction to the revolver commitments under the Revolving Credit Agreement and if an Event of Default has occurred and is continuing to cash collateralize outstanding letters of credit issued under the Revolving Credit Agreement, and (B) second, to the Obligations;

(ii)           subject to Section 2.3(c)(iii) below, if the amounts are received as a result of any Prepayment Event (other than a Prepayment Event described in sub-clause (i) above), such amounts shall be applied (A) first, to the Obligations, and (B) second, to any Revolving Credit Agreement Debt without a corresponding reduction to the revolver commitments under the Revolving Credit Agreement and if an Event of Default has occurred and is continuing to cash collateralize outstanding letters of credit issued under the Revolving Credit Agreement; and

(iii)            if amounts are received as a result of a Prepayment Event that includes both (A) Inventory and/or Receivables and (B) other assets, such amounts shall be applied as follows: (1) an amount equal to the aggregate book value of such Inventory and Receivables subject to such Prepayment Event shall be applied to any Revolving Credit Agreement Debt outstanding under the Revolving Credit Agreement without a corresponding reduction to the revolver commitments under the Revolving Credit Agreement and, if an Event of Default has occurred and is continuing, to cash collateralize outstanding letters of credit thereunder and (2) the remaining proceeds shall be applied as follows: (a) first, to the Obligations, and (b) second, to any Revolving Credit Agreement Debt without a corresponding reduction to the revolver commitments under the Revolving Credit Agreement and if an Event of Default has occurred and is continuing to cash collateralize outstanding letters of credit issued under the Revolving Credit Agreement.

(d) Upon the occurrence of a Change of Control, the Term Loans (including Principal Increases) may be prepaid in full, but not in part, so long as contemporaneously with such prepayment, all outstanding Revolving Credit Agreement Debt is fully paid, all outstanding letters of credit issued under the Revolving Credit Agreement are cash collateralized to the reasonable satisfaction of the Revolving Credit Agent and all commitments under the Revolving Credit Agreement are terminated. Any such prepayment of the Term Loans shall be accompanied by (i) interest thereon to the date of prepayment and (ii) a premium (as liquidated damages and not as a penalty and in addition to all accrued and unpaid interest on the principal amount prepaid on the date of prepayment) equal to the amount of such prepayment multiplied by one percent (1%).

(e) In addition to the mandatory or voluntary prepayments described in Sections 2.3(a), 2.3(b) and 2.3(d), and to the extent permitted by Section 7.11(f) of the Revolving Credit Agreement, the Borrower may, upon at least three Business Days’ notice given to the Agent before 12:00 p.m. (Dallas, Texas time) stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given, the Borrower shall, prepay the outstanding aggregate principal amount of the Term Loans (including Principal Increases) in whole or ratably in part; provided, however, that (i) each such partial prepayment shall be in a minimum aggregate principal amount of $2,000,000 or an integral multiple of $500,000 in excess thereof, and (ii) each such prepayment (whether full or partial) shall be accompanied by (A) interest thereon to the date of prepayment and (B) the premium, if any, required under the terms of Section 2.3(f) below.

(f) All prepayments of the Term Loans (other than prepayments described in Sections 2.3(a), 2.3(b) and 2.3(d) above) prior to the third anniversary of the Closing Date shall be subject to an additional premium (to be paid to the Lenders pro rata as liquidated damages and compensation, and not as a penalty, for the costs of being prepared to make funds available hereunder with respect to the Term Loans) equal to the amount of such prepayment multiplied by (i) three percent (3%), with respect to prepayments made prior to the first anniversary of the Closing Date, (ii) two percent (2%), with respect to prepayments made on or after the first anniversary of the Closing Date, but prior to the second anniversary of the Closing Date and (iii) one percent (1%), with respect to prepayments made on or after the second anniversary of the Closing Date, but prior to the third anniversary of the Closing Date.  On or after the third anniversary of the Closing Date, no premiums shall be payable pursuant to this Section 2.3(f) in connection with any prepayments of the Term Loans.

2.4. Term Notes; Scheduled Payments.

(a) Subject to the provisions of Section 10.12 hereof relating to replacement and substitution of the Term Notes, the Term Loan made by a Lender shall be evidenced by a single Term Note dated as of the Closing Date, delivered and payable to such Lender in a principal amount equal to such Lender’s Term Loan Commitment as of the Closing Date.

(b) If not earlier prepaid in full, and to the extent permitted by Section 7.11(f) of the Revolving Credit Agreement, the aggregate principal balance of the Term Loans, as evidenced by the Term Notes, shall be due and payable in quarterly installments of $107,500, each due on each Payment Date, commencing on December 31, 2010.  To the extent not previously paid, the aggregate outstanding principal balance of the Term Loans (including all Principal Increases) shall be finally due and payable on the Term Loan Maturity Date.

(c) Subject to Section 10.6 hereof, the Borrower hereby agrees to pay the accrued and unpaid interest on the unpaid principal balance of the Term Loans (including all Principal Increases) on the Payment Dates, commencing with the first of such dates to occur after the date hereof.  After the Term Loan Maturity Date, accrued and unpaid interest on the Term Loans shall be payable on demand.

2.5. Application of Payments and Prepayments.

(a) Prepayments on the Term Loans, including without limitation, prepayments in accordance with Sections 2.3 hereof, shall be applied to payment of the aggregate unpaid principal amounts of the Term Notes in inverse order of maturity, with the balance of any such prepayments, if any, being applied to accrued interest.  Payments of accrued interest on each Term Note in accordance with Section 2.4(c) hereof shall be applied to the aggregate accrued interest then outstanding under the Term Notes.  Payments of regularly scheduled installments of principal on each Term Note in accordance with Section 2.4(b) hereof shall be applied to the aggregate principal amount outstanding under the Term Notes in direct order of maturity, while payment by the Borrower of the aggregate principal amount outstanding under the Term Notes on the Term Loan Maturity Date shall be applied to principal.

(b) All payments remitted to the Agent, and, absent the existence of an Event of Default, all such payments not relating to principal or interest of specific Term Loans, or not constituting payment of specific fees or other specific Obligations, and all proceeds of Collateral received by the Agent, shall be applied, ratably, subject to the provisions of this Agreement, first, to pay any fees, indemnities or expense reimbursements then due to the Agent hereunder; second, to pay any fees or expense reimbursements then due to the Lenders from any Credit Party; third, to pay interest due in respect of all Term Loans; fourth, to pay or prepay principal of the Term Loans; and fifth, to the payment of any other Obligation due to the Agent or any Lender.

(c) Each payment or prepayment received by the Agent hereunder or under any Term Note for the account of a Lender shall be paid promptly to such Lender, in immediately available funds.

(d) All sums payable by the Borrower to the Agent hereunder or pursuant to the Term Notes or any of the other Loan Documents for its own account or the account of the Lenders shall be payable in United States dollars in immediately available funds not later than 12:00 noon on the date such payment or prepayment is due and shall be made without set-off, counterclaim or deduction of any kind.  Any such payment or prepayment received and accepted by the Agent after 12:00 noon shall be considered for all purposes (including the payment of interest, to the extent permitted by law) as having been made on the next succeeding Business Day.  All such payments or prepayments shall be made at the Principal Office.  If any payment or prepayment becomes due and payable on a day which is not a Business Day, then the date for the payment thereof shall be extended to the next succeeding Business Day and interest shall be payable thereon at the then applicable rate per annum during such extension.

2.6. Interest Rates for Term Loans; Cash Interest and Principal Increases.

(a) Subject to Section 10.6 hereof, interest on the aggregate outstanding principal balance of the Term Loans shall accrue at the rate of 14.25% per annum and be payable as follows: (i) 12.25% per annum on the Term Loan (the “Cash Interest Rate”) shall be paid in cash in arrears on each Payment Date; and (ii) 2.0% per annum shall be added automatically to the unpaid principal amount of the Term Loans on each Payment Date (each such addition, a “Principal Increase”); provided, that (1) all principal outstanding, whether then due and payable, after the occurrence of an Event of Default which has not been cured to the satisfaction of the Agent and the Required Lenders or waived in writing by the Agent and the Required Lenders shall bear interest at the Default Rate, which shall be due and payable upon demand, and (2) past due principal and interest shall bear interest at the Default Rate, which shall be payable on demand. Principal Increases shall be considered principal on the Term Loans for all purposes, including, without limitation, calculation of interest on subsequent Payment Dates.

(b) All interest and fees will be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable, unless the effect of so computing shall be to cause the rate of interest to exceed the Highest Lawful Rate.

2.7. Pro-Rata Treatment.

(a) Except to the extent otherwise provided herein:  (a) each borrowing from the Lenders under Section 2.1 hereof shall be made pro-rata, according to each Lender’s Term Loan Commitment Percentage as applicable; and (b) each payment or prepayment by the Borrower of principal of or interest on Term Loans shall be made to the Agent for the account of the Lenders pro-rata in accordance with the respective unpaid principal amounts of such Term Loans held by the Lenders.

(b) Unless the Agent shall have been notified in writing by any Lender prior to the Closing Date that such Lender will not make the amount that would constitute such Lender’s Term Loan Commitment Percentage of the Term Loans on the Closing Date available to the Agent at the Principal Office, the Agent may assume that such Lender has made such amount available to the Agent on such date, and the Agent may, in reliance upon such assumption and subject to the terms and conditions of this Agreement, but shall not be obligated to, make such amount available to the Borrower by depositing the same, in immediately available funds, in a deposit account designated and maintained by the Borrower with JPMorgan.  Any Lender failing to timely deliver its requisite portion of the Term Loans shall deliver the same to the Agent as soon as possible thereafter, together with interest on such amount for each day from the due date for such payment to the date of payment by such Lender to the Agent of such amount at a rate of interest per annum equal to the Federal Funds Effective Rate for such period.  In addition, the Borrower hereby agrees that upon demand by the Agent, the Borrower shall reimburse the Agent for any such amount which any Lender has failed to timely deliver to the Agent, but which the Agent may have previously made available to the Borrower in accordance with the other provisions of this Section 2.7(b).

2.8. Sharing of Payments, Etc.  Each of the Credit Parties agrees that, in addition to (and without limitation of) any right of set-off, bankers’ lien or counterclaim a Lender may otherwise have, each Lender shall be entitled, at its option, to offset balances held by it for the account of any of the Credit Parties at any of its offices against any principal of or interest on any of such Lender’s Term Loans to the Borrower hereunder, or any other Obligation of the Borrower hereunder (regardless of whether such Obligations of the Borrower are then due and regardless of whether such offset balances are then due to the Borrower), in which case it shall promptly notify the Borrower and the Agent thereof, provided, that such Lender’s failure to give such notice shall not affect the validity thereof.  If a Lender shall obtain payment of any principal of or interest on any Term Loan made by it under this Agreement, or other obligation then due to such Lender hereunder, through the exercise of any right of set-off (including, without limitation, any right of set-off or lien granted under Section 10.19 hereof), banker’s lien, counterclaim or similar right, or otherwise, it shall promptly purchase from the other Lenders participations in the Term Loans made by, or the other obligations of the Borrower hereunder of, the other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable to the end that all the Lenders shall share the benefit of such payment (net of any expenses which may be incurred by such Lender in obtaining or preserving such benefit) pro-rata in accordance with their respective Term Loan Commitment Percentages.  To such end all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored.  Each of the Credit Parties agrees, to the fullest extent it may effectively do so under applicable law, that any Lender so purchasing a participation in the Loans made by or other obligations hereunder of, the other Lenders may exercise all rights of set-off, bankers’ lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of said Loans or other obligations in the amount of such participation.  Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.

2.9. Recapture.  If on any Payment Date the Agent does not receive for the account of one or more Lenders payment in full of interest computed at the Total Interest Rate (computed without regard to any limitation by the Highest Lawful Rate), because the Total Interest Rate exceeds or has exceeded the Highest Lawful Rate applicable to such Lender(s), the Borrower shall pay to the Agent for the account of such Lender(s), in addition to interest otherwise required, on each Payment Date thereafter, the Excess Interest Amount (calculated as of each such subsequent Payment Date); provided, that in no event shall the Borrower be required to pay, for any computation period, interest at a rate exceeding the Highest Lawful Rate applicable to such Lender(s) during such period.  As used herein, the term “Excess Interest Amount” shall mean, on any day, the amount by which (a) the amount of all interest which would have accrued prior to such day on the outstanding principal of the Term Notes of the applicable Lender (had the Total Interest Rate at all times been in effect without limitation by the Highest Lawful Rate applicable to such Lender(s)) exceeds (b) the aggregate amount of interest actually paid to the Agent for the account of such Lender(s) on their respective Term Notes on or prior to such day.

2.10. Original Issue Discount.  The Borrower and the Lenders agree (i) that the Term Loans evidenced by the Term Notes are debt for federal income tax purposes, (ii) that the Term Notes issued to each Lender constitute a single debt instrument for purposes of Sections 1271 through 1275 of the Code and the Treasury Regulations thereunder (pursuant to Treasury Regulations Section 1.1275-2(c)), (iii) that such debt instrument is and will be issued with an original issue discount (“OID”) based upon the actual funding and disbursement of ninety-eight percent (98%) of the face amount of each Term Note, and that such debt instrument is described in Treasury Regulations Section 1.1272-1(c)(2) and therefore is governed by the rules set out in Treasury Regulations Section 1.1272-1(c), including Section 1.1272-1(c)(5), and is not governed by the rules set out in Treasury Regulations Section 1.1275-4, (iv) that any calculation by the Borrower regarding the amount of OID for any accrual period on the Term Notes shall be subject to review and reasonable approval of the Required Lenders, and (v) to adhere to this Agreement for federal income tax purposes and not to take any action or file any tax return, report or declaration inconsistent herewith.  The inclusion of this Section 2.10 is not an admission by any Purchaser that it is subject to United States taxation.

3. Collateral.

3.1. Security Documents.  The Term Loans and all other Obligations shall be secured by the Collateral described in the Security Documents and the Intercreditor Agreement, and the Agent and the Lenders are entitled to the benefits thereof.  The Credit Parties shall duly execute and deliver the Security Documents, all consents of third parties necessary to permit the effective granting of the Liens created thereby, and other documents, all in Proper Form, as may be reasonably required by the Collateral Agent to grant to the Collateral Agent, for the ratable benefit of the Lenders and the Revolving Credit Lenders, a valid, perfected and enforceable Lien on and security interest in the Collateral (subject only to the Liens permitted under Section 7.2 hereof and with the requisite priority described in the Intercreditor Agreement as between the Lender and the Revolving Credit Lenders), including without limitation, any and all original stock certificates, stock transfer powers, assignments and other documents and instruments necessary or desirable under the laws of any applicable jurisdiction with regard to the Equity Interests covered by any Security Agreement.

3.2. Filing and Recording.  The Credit Parties shall, at their sole cost and expense, cooperate with the Collateral Agent in causing all financing statements, supplements to the existing Mortgages and other Security Documents pursuant to this Agreement to be duly recorded and/or filed or otherwise perfected in all places necessary to perfect the Liens of the Collateral Agent, in the opinion of the Collateral Agent, and the Credit Parties shall take such other actions as the Collateral Agent may reasonably request, in order to perfect and protect the Liens of the Collateral Agent, for the ratable benefit of the Lenders, in the Collateral.  Each of the Credit Parties, to the extent permitted by law, hereby authorizes the Collateral Agent to file any financing statement or other Security Document in respect of any Lien created pursuant to the Security Documents which may at any time be required to perfect such Liens or which, in the reasonable opinion of the Collateral Agent, may at any time be desirable, although the same may have been executed only by the Collateral Agent or, at the option of the Collateral Agent, to sign such financing statement on behalf of any Credit Party, and file the same, and each of the Credit Parties hereby irrevocably designates the Collateral Agent, its agents, representatives and designees as its agent and attorney-in-fact for this purpose.  In the event that any re-recording or refiling thereof (or the filing of any statements of continuation or assignment of any financing statement) is required to protect and preserve such Lien, the Credit Parties shall, at the Credit Parties’ cost and expense, cause the same to be recorded and/or refiled at the time and in the manner requested by the Collateral Agent.

4. Conditions.  The obligation of the Lenders to make the Term Loans is subject to the satisfaction of the following conditions:

(a) all representations and warranties of any of the Credit Parties set forth in this Agreement and in any other Loan Document shall be true and correct in all material respects with the same effect as though made on and as of such date, except for (i) those representations and warranties which relate only to the Closing Date and (ii) those changes in such representations and warranties otherwise permitted by the terms of this Agreement;

(b) there shall have occurred no Material Adverse Effect, after giving effect to the Term Loans;

(c) no Default or Event of Default shall have occurred and be continuing;

(d) if requested by the Agent, it shall have received a certificate executed by a Responsible Officer of the Borrower as to the compliance with subparagraphs (a) through (c) above;

(e) the making of the Term Loans shall not be prohibited by, or subject the Agent or any Lender to, any penalty or onerous condition under any Legal Requirement; and

(f) the Borrower shall have paid all legal fees and other expenses of the type described in Section 10.9 hereof for which invoices have been presented through the date of the Term Loans;

(g) the Agent and the Lenders shall have received the following which shall be duly executed and in Proper Form:

(1) the Loan Documents executed by the applicable Credit Parties;

(2) a certificate of corporate resolutions and incumbency executed by the Secretary or an Assistant Secretary of the Borrower dated as of the date hereof, authorizing (i) the Borrower’s entering into the transactions contemplated hereby and (ii) the delivery by the Borrower of the Loan Documents to be executed and delivered by the Borrower;

(3) a certificate of corporate resolutions and incumbency executed by the Secretary or an Assistant Secretary of the Parent and each of the Guarantors dated as of the date hereof, authorizing the Parent and each of the Guarantors to (i) enter into the transactions contemplated hereby and (ii) deliver the Loan Documents to be executed and delivered by the Parent and each of the Guarantors;

(4) certified copies of the Organizational Documents of the Borrower, each of the Borrower’s Subsidiaries, and the Parent;

(5) certificates from the Secretary of State or other appropriate public official of the State of Delaware as to the continued existence and good standing of the Borrower in the State of Delaware;

(6) certificates from the Secretary of State or other appropriate public official as to the continued existence and good standing of the Parent and each of the Guarantors in its applicable State of formation;

(7) certificates from the appropriate public officials of the States of Texas, California, Colorado, Florida, Idaho, Iowa, Kansas, Nebraska, Oklahoma, Tennessee, Utah and Wisconsin for the Borrower as to the good standing and qualification as a foreign corporation, to the extent it is necessary to be qualified to do business as a foreign corporation in these jurisdictions;

(8) [intentionally omitted];

(9) copies of the following financial information: (i) audited consolidated financial statements of the Parent and its Subsidiaries for the two most recent fiscal years ended prior to the Closing Date as to which such financial statements are available, (ii) unaudited interim consolidated financial statements of the Parent and its Subsidiaries for each quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to clause (i) of this paragraph and (iii) the most recent projected income statement, balance sheet and cash flows for each of the Parent’s fiscal years through June 30, 2015 (setting forth such projections on both an annual basis and on a monthly basis for the fiscal year ending June 30, 2011 and on an annual basis only for the 2012 fiscal year);

(10) the Intercreditor Agreement;

(11) a payoff letter from Wells Fargo Bank, National Association, indicating the amount of the obligations of the Credit Parties to Wells Fargo Bank, National Association and certain other lenders under the Term Loan Agreement dated as of August 10, 2007, as previously amended, and an acknowledgment by Wells Fargo Bank, National Association (on behalf of itself and such lenders) that upon receipt of such funds neither Wells Fargo Bank, National Association nor any such lender will have any rights or interests under the Security Documents or that certain Intercreditor and Collateral Agency Agreement, dated as of August 10, 2007, by and among the Credit Parties, the Revolving Credit Agent, the Collateral Agent and Wells Fargo Bank, National Association , as previously amended;

(12) evidence that all legal (including tax implications) and regulatory matters in connection with the Term Loans are satisfactory to the Agent and the Lenders;

(13) a legal opinion from Goodwin Procter LLP, the independent counsel for the Credit Parties, dated as of the Closing Date, addressed to the Agent and acceptable in all respects to the Agent and the Lenders in their sole reasonable discretion;

(14) certificates of insurance satisfactory to the Collateral Agent in all respects evidencing the existence of all insurance required to be maintained by the Borrower and its Subsidiaries pursuant to the terms of this Agreement and the Security Documents;

(15) copies of all material employment agreements, management fee agreements and tax sharing agreements with respect to any of the Credit Parties which the Agent shall have requested;

(h) payment by the Borrower to the Lenders, the Agent and the Agent’s applicable Affiliates of all fees required to be paid under the Loan Documents and all expenses required to be paid under the Loan Documents for which invoices have been presented; and

(i) receipt by the Agent and the Lenders of all other Loan Documents and any other instruments or documents consistent with the terms of this Agreement and relating to the transactions contemplated hereby as the Agent may reasonably request, executed by the Credit Parties or any other Person required by the Agent.

5. Representations and Warranties.

Each of the Credit Parties represents and warrants to the Agent and the Lenders, as to itself and each other Credit Party, that:

5.1. Organization.  Each Credit Party is duly organized, validly existing and in good standing under the laws of the state of its incorporation or formation; has all power and authority under its organizational documents to own its respective Property and assets and to conduct its respective businesses as presently conducted; and is duly qualified to do business and in good standing in each and every state jurisdiction where its respective business requires such qualification, except for those jurisdictions in which the failure to qualify and/or be in good standing would not reasonably be expected to result in a Material Adverse Effect.

5.2. Financial Statements.

(a) The Consolidated financial statements of the Credit Parties and their Subsidiaries delivered to the Agent and the Lenders in connection with this Agreement, including without limitation, (i) the Annual Audited Financial Statements dated as of June 30, 2010 and (ii) the Monthly Unaudited Financial Statements dated as of September 30, 2010, fairly present in all material respects, in accordance with GAAP, the Consolidated financial condition and the results of operations of the Credit Parties and their Subsidiaries as of the dates and for the periods indicated, subject to year-end audit adjustments and the absence of footnotes in the case of such unaudited or any pro forma statements, and no Material Adverse Effect has occurred since the dates of such financial statements.

(b) The Credit Parties have heretofore furnished to the Agent, for the calendar months from the projected Closing Date through June 30, 2011 and for each fiscal year of the Credit Parties thereafter through June 30, 2015, projected income statements, balance sheets and cash flows of the Credit Parties and their Subsidiaries, on a Consolidated basis, together with one or more schedules demonstrating prospective compliance with all financial covenants contained in this Agreement, such projections disclosing all material assumptions made by the Credit Parties in formulating such projections.  The projections are based upon estimates and assumptions which the Credit Parties believe are reasonable in light of the conditions which existed as of the time the projections were made, have been prepared on the basis of the material assumptions stated therein and reflect as of the Closing Date an estimate believed reasonable by the Credit Parties as to the results of operations and other information projected therein.

5.3. Enforceable Obligations; Authorization.  The Loan Documents are legal, valid and binding obligations of the respective Credit Parties executing and delivering the same, enforceable against such Credit Parties in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar laws affecting creditors rights generally and by general equitable principles regardless of whether considered in a proceeding in equity or at law.  The execution, delivery and performance of the Loan Documents have all been duly authorized by all necessary corporate, and if necessary shareholder, action; are within the power and authority of each of the Credit Parties; do not and will not violate any Legal Requirement material to the business, assets or operations of any of the Credit Parties taken as a whole or the Organizational Documents of any of the Credit Parties; do not and will not constitute a default under, any material agreement or instrument by which any of the Credit Parties or any material portion of any of the Credit Parties’ Property is bound or affected; and do not and will not result in the creation of any Lien upon any Property of any of the Credit Parties except as expressly contemplated therein.  All necessary approvals of any Governmental Authority and all other requisite material permits, registrations and consents for the performance have been obtained for the delivery and performance of the Loan Documents.

5.4. Other Debt.  Except as set forth on Schedule 5.4 attached hereto, no Credit Party is in default in the payment of any other Indebtedness or under any agreement, mortgage, deed of trust, security agreement or lease to which it is a party, the result of which would or could reasonably be expected to result in a Material Adverse Effect.

5.5. Litigation.  Except as set forth on Schedule 5.5 attached hereto, to the knowledge of the Credit Parties, there is no litigation or administrative proceeding pending or threatened against, nor any outstanding judgment, order or decree affecting, any of the Credit Parties or any of their Subsidiaries before or by any Governmental Authority or arbitral body as to which there is a reasonable possibility of an adverse determination and which individually or in the aggregate have, or if adversely determined could reasonably be expected to have, a Material Adverse Effect.  Except as set forth on Schedule 5.5 attached hereto, as of the Closing Date there is no litigation or administrative proceeding pending against, nor any outstanding judgment, order or decree affecting, any of the Credit Parties or any of their Subsidiaries before or by any Governmental Authority or arbitral body.  Except as set forth on Schedule 5.5 attached hereto, none of the Credit Parties, nor any of their Subsidiaries, is knowingly in material default with respect to any judgment, writ, rule, regulation, order or decree of any Governmental Authority.

5.6. Taxes.  Except as set forth on Schedule 5.6 attached hereto, the Credit Parties and their Subsidiaries have filed all federal, state, local or foreign tax returns required to have been filed by them and paid all taxes shown thereon to be due, except those for which extensions have been obtained, and except for those which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained in accordance with GAAP.  There is no outstanding federal audit by the Internal Revenue Service of the income tax returns of any of the Credit Parties or any of their Subsidiaries claimed or raised in writing, and none of the Credit Parties or any of their Subsidiaries have, as of the Closing Date, any extension of time with respect to an assessment or deficiency relating to any Federal tax return that is still in effect.  None of the Credit Parties or any of their Subsidiaries have, as of the Closing Date, any extension of time with respect to an assessment or deficiency relating to any state, local or foreign tax return that is still in effect, other than extensions with respect to tax liabilities where the failure by the applicable Credit Party to pay such tax liabilities would not have a Material Adverse Effect.  None of the Credit Parties or any of their Subsidiaries is a party to any tax sharing arrangement with any Person (other than the affiliated group of which Walco Holdings is the parent).

5.7. No Material Misstatements.  No information, report, financial statement, exhibit or schedule prepared and furnished by or on behalf of any Credit Party to the Agent or any Lender in connection with this Agreement or any other Loan Documents knowingly contains any material misstatement of fact or knowingly omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading at the time prepared or furnished.

5.8. Subsidiaries.  As of the date hereof, the Credit Parties have no Subsidiaries other than as listed on Schedule 5.8 attached hereto.  Except as expressly indicated on Schedule 5.8 attached hereto, as of the Closing Date, each of the Subsidiaries listed on Schedule 5.8 is wholly owned by the applicable Credit Party. As of the Closing Date, Schedule 5.8 sets forth (a) the jurisdiction of incorporation or organization of each Subsidiary of the Credit Parties, and (b) the percentage of the applicable Credit Party’s ownership of the Equity Interests of each Subsidiary of the Credit Parties.

5.9. Representations by Others.  All representations and warranties made by or on behalf of any of the Credit Parties in any Loan Document shall constitute representations and warranties of the Credit Parties hereunder.

5.10. Permits, Licenses, Etc.  Each of the Credit Parties possess all material permits from each applicable Governmental Authority, licenses from each applicable Governmental Authority, patents, patent rights, trademarks, trademark rights, trade names, trade name rights and copyrights which are reasonably required to conduct their respective businesses.

5.11. ERISA.  No Reportable Event has occurred with respect to any Plan which, when taken together with all other such Reportable Events for which liability is reasonably expected to occur, could reasonably be expected to result in any material liability.  Each Plan complies in all material respects with all applicable provisions of ERISA, and the Borrower or each ERISA Affiliate have filed all reports required by ERISA and the Code to be filed with respect to each Plan.  The Borrower does not have any knowledge of any event which could reasonably be expected to result in a liability of the Borrower or any ERISA Affiliate to the PBGC other than for applicable premiums.  No accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any Plan.  No event has occurred and no condition exists that could reasonably be expected to constitute grounds for a Plan to be terminated under circumstances which would cause the Lien provided under Section 4068 of ERISA to attach to any Property of the Borrower or any ERISA Affiliate.  No event has occurred and no condition exists that could reasonably be expected to cause the Lien provided under Section 302 of ERISA or Section 412 of the Code to attach to any Property of the Borrower or any ERISA Affiliate.

5.12. Title to Properties; Possession Under Leases.

(a) Except as set forth on Schedule 5.12 attached hereto, the Credit Parties and each of their respective Subsidiaries have good and marketable title to, or a valid leasehold interest in, all of their respective Property and assets that are material to their respective business taken as a whole shown on the most recent Consolidated balance sheet for the Credit Parties and their Subsidiaries provided under the terms of Section 6.3(a) or Section 6.3(b), and all assets and Property that are material to their respective business taken as a whole, acquired since the date of such respective balance sheets, except for such Property as is no longer used or useful in the conduct of their respective businesses or as have been disposed of in the ordinary course of business or otherwise in accordance with this Agreement, and except for minor defects in title that do not interfere with the ability of the Credit Parties or any of their Subsidiaries to conduct their respective businesses as now conducted, all such assets and Property are free and clear of all Liens other than those permitted by Section 7.2 hereof.

(b) Except as set forth on Schedule 5.12 attached hereto, the Borrower and each of its Subsidiaries have no knowledge of any material default under any material leases to which any of them is a party and under which any of them is in occupancy, except where non-compliance does not affect the Borrower’s or such Subsidiary’s use or occupancy thereof, as applicable, and all such material leases are in full force and effect.  Schedule 5.12 attached hereto sets forth each of such leases of real Property in existence as of the Closing Date, and upon the request of the Agent, the Borrower will provide the Agent with complete and correct copies of all of such leases of real Property then in effect.

5.13. Assumed Names.  As of the Closing Date, neither the Borrower, nor any of its Subsidiaries, is currently conducting its business under any assumed name or names, except as set forth on Schedule 5.13 attached hereto. Upon written request by the Agent, the Borrower shall promptly furnish the Agent with a then current listing of all assumed names that the Borrower and/or any of its Subsidiaries is then utilizing in conducting their respective businesses.

5.14. Investment Company Act.  None of the Credit Parties or any of their Subsidiaries is an investment company within the meaning of the Investment Company Act of 1940, as amended.

5.15. Public Utility Holding Company Act.  None of the Credit Parties or any of their Subsidiaries is a “public utility company,” or an “affiliate” or a “subsidiary company” of a “public utility company,” or a “holding company,” or a “subsidiary company” of a “registered holding company,” or an “affiliate” of a “registered holding company” as such terms are defined in the Public Utility Holding Company Act of 1935, as amended (“PUHCA”).

5.16. Agreements.  Schedule 5.16 attached hereto is a complete and correct list, as of the Closing Date, of (i) all credit agreements or indentures for borrowed money and capitalized leases to which any of the Credit Parties or any of their Subsidiaries is a party and all Property of any of the Credit Parties or any of their Subsidiaries subject to any Lien securing such Indebtedness or capitalized lease obligation, (ii) each letter of credit and guaranty to which any of the Credit Parties or any of their Subsidiaries is a party, (iii) all other material instruments in effect as of the date hereof providing for, evidencing, securing or otherwise relating to any Indebtedness for borrowed money of any of the Credit Parties or any of their Subsidiaries (other than the Indebtedness hereunder), and (iv) all obligations of any of the Credit Parties or any of their Subsidiaries to issuers of appeal bonds issued for account of any Credit Party or any of its Subsidiaries.  The Borrower shall, upon, request by the Agent, deliver to the Agent and the Lenders a complete and correct copy of all such credit agreements, indentures, capitalized leases, letters of credit, guarantees and other instruments described in Schedule 5.16 or arising after the date hereof, including any modifications or supplements thereto, as in effect on the date hereof.

5.17. Environmental Matters.  Except as disclosed on Schedule 5.17 attached hereto or in any of the environmental assessments or studies described on Schedule 5.17 attached hereto, to the Credit Parties’ knowledge: (a) each of the Credit Parties and their Subsidiaries are in material compliance with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Requirement of Environmental Law or Environmental Permit reasonably necessary to the conduct of any material aspect of the business of any Credit Party or any of its Subsidiaries; (b) each of the Credit Parties and their Subsidiaries (i) have obtained and maintained in effect all Environmental Permits reasonably necessary to the conduct of any material aspect of the business of any Credit Party or any of its Subsidiaries, (ii) along with their respective Properties (whether leased or owned) have been and are in material compliance with all applicable Requirements of Environmental Law and Environmental Permits, (iii) along with their respective Properties (whether leased or owned) are not subject to any material (A) Environmental Claims or (B) Environmental Liabilities arising from or based upon any act, omission, event, condition or circumstance occurring or existing on or prior to the date hereof, and (iv) have not received individually or collectively any notice of any material violation or alleged material violation of any Requirements of Environmental Law or Environmental Permit or any Environmental Claim in connection with their respective Properties; and (c) none of the Credit Parties or any of their Subsidiaries has actual knowledge of any material violation of any applicable Requirements of Environmental Law and Environmental Permits by, or of any material Environmental Claims or Environmental Liabilities arising against, any of the prior owners or operators and predecessors in interest with respect to any of the Credit Parties’ or any of their Subsidiaries’ respective Property.

5.18. Solvency.

(a) Immediately after the consummation of the transactions contemplated hereunder to occur on the Closing Date, (i) the fair value of the assets of each Credit Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of each Credit Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) each Credit Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) each Credit Party will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted after the Closing Date.

(b) No Credit Party intends to, or will permit any of its Subsidiaries to, and no Credit Party believes that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

5.19. Status of Collateral.  The Credit Parties are and shall be the sole owners, free and clear of all Liens except in favor of the Collateral Agent or otherwise permitted under Section 7.2 hereunder, of and fully authorized to sell, transfer, pledge and/or grant a security interest in all of the Collateral (other than Excluded Collateral, as defined in the applicable Security Documents).

5.20. Revolving Credit Agreement Debt.  The Revolving Credit Agreement constitutes the valid and binding obligation of the applicable Credit Parties, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, and moratorium laws and other laws affecting creditors’ rights generally and by general principles of equity regardless of whether considered in a proceeding in equity or at law.  The Credit Parties have no knowledge that any of the representations and warranties contained in the Revolving Credit Agreement were not true and correct in all material respects on and as of the date given or, except as consented to by the Agent in writing or otherwise disclosed in writing to the Agent prior to the Closing Date, that any of the material terms thereof have been modified, amended or waived other than as permitted under Section 7.18.

5.21. Transactions with Related Parties. Except as set forth on Schedule 7.6 attached hereto, any and all transactions, contracts, or other agreements existing on the Closing Date which have been entered into by and among any Credit Party and any officer, director, shareholder or Affiliate of any of the Credit Parties (other than Permitted Affiliate Transactions), has been entered into and made upon terms and conditions not less favorable to the applicable Credit Parties than those terms which could have been obtained from wholly independent and unrelated sources.

5.22. Patents, Trademarks and Copyrights.  Schedule 5.22 hereto sets forth a true, accurate and complete listing, as of the date hereof, of all patents, registered trademarks and copyrights, and applications therefor, of each of the Credit Parties and each of their Subsidiaries as of the Closing Date.  Except as created or permitted under the Loan Documents, no Lien exists with respect to the interest of any Credit Party or any of its Subsidiaries in any such patents, registered trademarks or copyrights or applications therefor, and no Credit Party or any of its Subsidiaries has transferred or subordinated any interest it may have in such patents, registered trademarks and copyrights and applications therefor.  The Borrower shall, from time to time as necessary, deliver to the Agent an updated Schedule 5.22 to this Agreement, together with a certificate of a Responsible Officer of the Borrower certifying that the information set forth on such schedule is true, correct and complete as of such date, which schedule may be used to prepare additional Security Agreements, if necessary.

6. Affirmative Covenants.

Until the Obligations shall have been paid in full, each Credit Party executing this Agreement covenants and agrees, jointly and severally with all of the Credit Parties, to perform and observe (and cause each of its Subsidiaries to perform and observe) each and all of the following covenants and agreements:

6.1. Businesses and Properties.  At all times: (a) do or cause to be done all things necessary to obtain, preserve, renew and keep in full force and effect the rights, licenses, permits, franchises, patents, copyrights, trademarks and trade names material to the conduct of its businesses; (b) maintain and operate such businesses in the same general manner in which they are presently conducted and operated, provided that the foregoing shall not prohibit any merger, consolidation, liquidation, dissolution or any discontinuance or sale of such business permitted under Section 7.4; (c) comply in all material respects with all Legal Requirements applicable to the operation of such businesses whether now in effect or hereafter enacted (including without limitation, all Legal Requirements relating to public and employee health and safety and all Environmental Laws) and with any and all other Legal Requirements; and (d) keep and maintain all Property material to the conduct of such businesses in good repair, working order and condition, ordinary wear and tear excepted, and from time to time make, or cause to be made, all necessary repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times.

6.2. Taxes.  Pay and discharge promptly when due (giving effect to all extensions of time permitted by the applicable Governmental Authority) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its Property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise, which, if unpaid, might give rise to Liens upon such properties or any part thereof (except as otherwise permitted by Section 7.2 hereof), unless being contested in good faith by appropriate proceedings and as to which adequate reserves in an amount not less than the aggregate amount secured by such Liens have been established in accordance with GAAP; provided, however, that such contested amounts giving rise to such Liens shall be immediately paid upon commencement of any procedure or proceeding to foreclose any of such Liens unless the same shall be validly stayed by a court of competent jurisdiction or a surety bond, which is satisfactory in all respects to the Agent, is delivered to the Agent for the ratable benefit of the Lenders in an amount no less than such contested amounts.

6.3. Financial Statements and Information.  Furnish to the Agent each of the following:

(a) as soon as available and in any event within ninety (90) days after the end of each fiscal year of the Credit Parties, Annual Audited Financial Statements of the Credit Parties and their Subsidiaries;

(b) as soon as available and in any event within thirty (30) days after the end of each calendar month, Monthly Unaudited Financial Statements of the Credit Parties and their Subsidiaries;

(c) concurrently with the financial statements provided for in Subsections 6.3(a) and 6.3(b) hereof, (1) an Officer’s Certificate, signed by a Responsible Officer of applicable Credit Party, and (2) if applicable, a written certificate in Proper Form, identifying each Subsidiary which is otherwise required by the provisions of Section 6.10 hereof to become a Guarantor at the request of the Agent, but which has not yet done so as of the date of such certificate, and providing an explanation of the reasons why each such Subsidiary is not a Guarantor, signed by a Responsible Officer of the applicable Credit Party;

(d) as soon as available and in any event within five (5) Business Days after the date of issuance thereof (if any such audit report or management letter is ever issued), any (1) interim or special audit report made by independent accountants of the books of the Credit Parties or any of their Subsidiaries or (2) management letter prepared by the independent public accountants who reported on the financial statements provided for in Subsection 6.3(a) above, with respect to the internal audit and financial controls of the Credit Parties and their Subsidiaries;

(e) as soon as available and in any event within thirty (30) days prior to the commencement of each fiscal year of the Credit Parties, management-prepared Consolidated financial projections of the Credit Parties and their Subsidiaries for the immediately following three (3) fiscal years (setting forth such projections on both an annual basis and on a monthly basis for the upcoming fiscal year and on an annual basis only for the two (2) fiscal years thereafter), such projections to be prepared and submitted in such format and detail as reasonably requested by the Agent; and

(f) such other information relating to the financial condition, operations and business affairs of any Credit Party or any of its Subsidiaries as from time to time may be reasonably requested by the Agent.

6.4. Inspections; Field Examinations; Appraisals and Physical Counts.

(a) Upon reasonable notice (which may be telephonic notice), at all reasonable times and as often as the Agent may request, permit any authorized representative designated by the Agent, including without limitation, any consultant engaged by the Agent, together with any authorized representatives of any Lender desiring to accompany the Agent, to visit and inspect the Properties and financial records of the Credit Parties and to make extracts from such financial records and permit any authorized representative designated by the Agent (together with any accompanying representatives of any Lender) to discuss the affairs, finances and condition of the Credit Parties with any Responsible Officer and the Credit Parties’ independent public accountants, as applicable.  The Agent agrees that it shall schedule any meeting with any such independent public accountant through the Borrower, and a Responsible Officer of the Borrower shall have the right to be present at any such meeting.

(b) The Agent and any of its consultants shall each have the right to examine (and any authorized representatives of any Lender shall have the right to accompany the Agent during any such examination), as often as they may request, the existence and condition of the Accounts, books and records of the Borrower and its Subsidiaries and to review their compliance with the terms and conditions of this Agreement and the other Loan Documents, subject to governmental confidentiality requirements.  They shall also have the right to verify with any and all customers of the Borrower and its Subsidiaries the existence and condition of the Accounts, as often as they may require, without prior notice to or consent of the Borrower or any of its Subsidiaries.  Without in any way limiting the foregoing, the Agent, and any of its consultants shall have the right to (i) conduct field examinations of the Borrower and its Subsidiaries operations at the Borrower’s expense as often as they may request and (ii) to order and obtain an appraisal of the Collateral by an appraisal firm satisfactory to the Agent, and any of their consultants as often as they may request.  Without in any way limiting the foregoing, the Borrower agrees to cooperate and to cause its Subsidiaries to cooperate in all respects with the Agent, and any of their consultants in connection with any and all inspections, examinations and other actions taken by them pursuant to this Section 6.4.  The Borrower hereby agrees to promptly pay, upon demand by the Agent (or the applicable Lender, if appropriate), any and all fees and expenses incurred by the Agent or any Lender in connection with any inspection, examination, appraisal or review permitted by the terms of this Section 6.4; provided, however, that so long as no Default or Event of Default is continuing, the Borrower shall only be obligated to pay for (x) two field examinations during each consecutive 12-month period (limited to the prevailing rate then charged for field examinations, which is initially anticipated to be $850.00 per day per examiner, plus all out-of-pocket expenses of the relevant examiner related to such filed examinations), (y) one Collateral appraisal (other than the initial field examinations and appraisals for any Accounts, Equipment and/or Inventory acquired through an acquisition or other Investment permitted under the terms of this agreement, it being agreed that the Borrower shall be obligated to pay for each such initial field examination and/or appraisal, as applicable, conducted with respect to each such acquisition or Investment); provided further, however, that the Borrower shall only be obligated to pay or reimburse such fees and expenses of any Lender other than the Agent to the extent incurred by such Lender after the occurrence of any Default or Event of Default which has not been cured to the satisfaction of the Agent or waived in writing by the Agent and the Required Lenders.

6.5. Further Assurances.  Upon request by the Agent, promptly execute and deliver any and all other and further agreements and instruments and take such further action as may be reasonably requested by the Agent to (a) cure any defect in the execution and delivery of any Loan Document or more fully to describe particular aspects of any of the Credit Parties’ agreements set forth in the Loan Documents or so intended to be, (b) to carry out the provisions and purposes of this Agreement an the other Loan Documents, and (c) grant, preserve, protect and perfect the first priority Liens created or intended to be created by the Security Documents in the Collateral.

6.6. Books and Records.  Maintain financial records and books in accordance with accepted financial practice and GAAP.

6.7. Insurance.

(a) Keep its insurable Properties adequately insured at all times by financially sound and reputable insurers.

(b) Maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage and employee liability, as is customary with companies similarly situated and in the same or similar businesses, provided, however, that such insurance shall insure the Property of the Borrower and each of its Subsidiaries against all risk of physical damage, including without limitation, loss by fire, explosion, theft, fraud and such other casualties as may be reasonably satisfactory to the Agent, but in no event at any time in an amount less than the replacement value of the Collateral.

(c) Maintain in full force and effect worker’s compensation coverage and public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with its operations and with the use of any Properties owned, occupied or controlled by the Borrower or any of its Subsidiaries, in such amounts as the Agent shall reasonably deem necessary.

(d) Maintain such other insurance as may be required by law or as may be reasonably requested by the Agent for purposes of assuring compliance with this Section 6.7.

All insurance covering tangible personal Property subject to a Lien in favor of the Agent for the benefit of the Lenders granted pursuant to the Security Documents shall provide that, in the case of each separate loss, the full amount of insurance proceeds shall be payable to the Agent and shall further provide for at least 30 days’ prior written notice to the Agent of the cancellation or substantial modification thereof.

6.8. ERISA.  At all times, except where a failure to comply with any of the following, individually or in the aggregate, would or could reasonably be expected to result in a material obligation or liability of any Credit Party: (a) make contributions to each Plan in a timely manner and in an amount sufficient to comply with the minimum funding standards requirements of ERISA; (b) immediately upon acquiring knowledge of (i) any Reportable Event in connection with any Plan for which no administrative or statutory exemption exists or (ii) any Prohibited Transaction in connection with any Plan, that could result in the imposition of material damages or a material excise tax on the Borrower or any Subsidiary thereof, furnish the Agent a statement executed by a Responsible Officer of the Borrower or such Subsidiary setting forth the details thereof and the action which the Borrower or any such Subsidiary proposes to take with respect thereto and, when known, any action taken by the Internal Revenue Service with respect thereto; (c) notify the Agent promptly upon receipt by the Borrower or any Subsidiary thereof of any notice of the institution of any proceedings or other actions which may result in the termination of any Plan by the PBGC and furnish the Agent with copies of such notice; (d) pay when due, or within any applicable grace period allowed by the PBGC, all required premium payments to the PBGC; (e) furnish the Agent with copies of the annual report for each Plan filed with the Internal Revenue Service not later than ten (10) days after the Agent requests such report; (f) furnish the Agent with copies of any request for waiver of the funding standards or extension of the amortization periods required by Sections 303 and 304 of ERISA or Section 412 of the Code promptly after the request is submitted to the Secretary of the Treasury, the Department of Labor or the Internal Revenue Service, as the case may be; and (g) pay when due all installment contributions required under Section 302 of ERISA or Section 412 of the Code or within 10 days of a failure to make any such required contributions when due furnish the Agent with written notice of such failure.

6.9. Use of Proceeds.  Subject to the terms and conditions contained herein, use the proceeds of the Term Loans for (a) refinancing the exiting obligations of the Credit Parties to Wells Fargo Bank, National Association and certain other lenders under the Term Loan Agreement dated as of August 10, 2007, as previously amended, and (b) financing transaction fees incurred by the Credit Parties in connections with the negotiation and closing of the credit facility evidenced by this Agreement;  provided, that no proceeds of any Term Loan shall be used (w) for the purpose of purchasing or carrying directly or indirectly any margin stock as defined in Regulation U (“Reg U”) of the Board of Governors of the Federal Reserve System, (x) for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry any such margin stock, (y) for any other purpose which would cause such Loan to be a “purpose credit” within the meaning of Reg U and (z) for any purpose which would constitute a violation of Reg U or of Regulations G, T or X of the Board of Governors of the Federal Reserve System or any successor regulation of any thereof or of any other rule, statute or regulation governing margin stock from time to time.

6.10. Guarantors, Joinder Agreements.  Promptly inform the Agent of the creation or acquisition of any Subsidiary of any Credit Party or the commencement of any business operations by any Inactive Subsidiary after the Closing Date and, within thirty (30) days after the written request of the Agent delivered in accordance with Section 10.2 below, cause (a) each such Subsidiary that is a Domestic Subsidiary to become a Guarantor by execution and delivery to the Agent, for the ratable benefit of the Lenders, of a Guaranty or a Joinder Agreement (if a Joinder Agreement is requested by the Agent in lieu of a Guaranty), (b) a first priority perfected security interest (subject to the terms of the Intercreditor Agreement) to be granted to the Collateral Agent, for the ratable benefit of the Lenders, in all of the Equity Interests of such Subsidiary owned by any Credit Party or any of its other Subsidiaries if such newly acquired or created Subsidiary or previously Inactive Subsidiary is a Domestic Subsidiary, or if such newly acquired or created Subsidiary or previously Inactive Subsidiary is not a Domestic Subsidiary, then not more than sixty-five percent (65%) of all issued and outstanding Equity Interests of such Subsidiary shall be pledged as Collateral pursuant to the foregoing pledge requirement for Equity Interests, (c) cause each such Subsidiary that is a Domestic Subsidiary to grant to the Collateral Agent a security interest securing the Obligations, for the ratable benefit of the Lenders (subject only to (i) the Intercreditor Agreement, (ii) Liens permitted under Sections 7.2(b) and (e) as to Accounts and Permitted Investment Securities which do not have priority over the Lien of the Collateral Agent for the ratable benefit of the Lenders, (ii) Liens permitted under Section 7.2 as to all other Collateral which do not have priority over the Lien of the Collateral Agent for the ratable benefit of the Lenders, and (iii) purchase money Liens existing as of the date of acquisition by Borrower or any other Subsidiary of the Borrower of such newly acquired Subsidiary, if applicable) in all Accounts, Inventory, Equipment, general intangibles and other tangible and intangible personal Property owned at any time by such Subsidiary and all products and proceeds thereof (subject to similar exceptions as set forth in the Security Documents), and (d) cause such Subsidiary to deliver to the Agent such related certificates, legal opinions and documents (including Organizational Documents) as the Agent may reasonably require; provided, however, that any Subsidiary that is not a Domestic Subsidiary shall not be required to become a Guarantor or grant any Liens hereunder.  To the extent reasonably feasible, all of the foregoing requirements shall be affected by the execution and delivery of a Joinder Agreement in a form acceptable to the Agent.

6.11. Notice of Events.  Notify the Agent within one (1) Business Day after any Responsible Officer of any of the Credit Parties acquires knowledge of the occurrence of, or if any of the Credit Parties causes or intends to cause, as the case may be, any of the following: (i) the institution of any lawsuit, administrative proceeding or investigation affecting any Credit Party or any of its Subsidiaries, including without limitation, any audit by the Internal Revenue Service, the adverse determination under which could reasonably be expected to have a Material Adverse Effect; (ii) any development or change in the business or affairs of any Credit Party or any of its Subsidiaries which has had or which is likely to have, in the reasonable judgment of any Responsible Officer of any of the Credit Parties, a Material Adverse Effect; (iii) any Event of Default or Default, together with a reasonably detailed statement by a Responsible Officer on behalf of the Borrower of the steps being taken to cure the effect of such Event of Default or Default; (iv) the occurrence of a default or event of default by any Credit Party or any of its Subsidiaries under any agreement or series of related agreements to which it is a party, which default or event of default could reasonably be expected to have a Material Adverse Effect; (v) any material violation by, or investigation of any Credit Party or any of its Subsidiaries in connection with any actual or alleged material violation of any Legal Requirement imposed by the Environmental Protection Agency, the Occupational Safety and Health Administration or any other Governmental Authority which has or is likely to have, in the reasonable judgment of any Responsible Officer of any Credit Party, a Material Adverse Effect; (vi) any significant change in the accuracy of any material representations and warranties of the any Credit Party or any of its Subsidiaries in this Agreement or any other Loan Document (including without limitation, the representations and warranties in Section 5.20(b)); (vii) the delivery of any written notice of default or event of default to any Credit Party by any Revolving Credit Lender; and (viii) any amendment or modification of the Loan Documents (as defined in the Revolving Credit Agreement), such notice to be accompanied by copies of the actual amendment or modification documents; and (ix) any of the following:  (1) the occurrence of a Reportable Event with respect to any Plan; (2) the institution of any steps by the Borrower, any ERISA Affiliate, the PBGC or any other Person to terminate any Plan; (3) the institution of any steps by the Borrower or any ERISA Affiliate to withdraw from any Plan; (4) a Prohibited Transaction in connection with any Plan; (5) any material increase in the contingent liability of the Borrower or any Subsidiary of the Borrower with respect to any post-retirement welfare liability; or (6) the taking of any action by, or the threatening of the taking of any action by, the Internal Revenue Service, the Department of Labor or the PBGC with respect to any of the foregoing.

6.12. Environmental Matters.  Without limiting the generality of Section 6.1(c) hereof, (a) comply in all material respects with all material limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Requirement of Environmental Law, or Environmental Permit; (b) obtain and maintain in effect all Environmental Permits reasonably necessary to the conduct of any material aspect of its business; and (c) keep its Property free of any Environmental Claims or Environmental Liabilities, other than Environmental Claims or Environmental Liabilities, contingent or otherwise, disclosed in Schedule 5.17 attached hereto or any of the environmental assessments or studies described in Schedule 5.17 attached hereto.  In the event that any Credit Party or any of its Subsidiaries receives any demand or claim from any Person, including without limitation, any Governmental Authority, asserting the liability of any Credit Party or any of its Subsidiaries as a result of any Environmental Liabilities or requesting or requiring that any Environmental Liabilities be remediated by any Credit Party or any of its Subsidiaries, such Credit Party agrees to promptly take action and thereafter diligently pursue the same to completion in a manner necessary to cause the applicable Environmental Liabilities to be remediated as soon as reasonably possible in accordance with all applicable Requirements of Environmental Law.  Each Credit Party, jointly and severally with all other Credit Parties, hereby indemnifies and agrees to hold the Agent and the Lenders harmless from and against any and all liability, loss, damage, suit, action or proceeding arising out of its respective business or the business of any of its Subsidiaries, pertaining to any Environmental Liabilities, including without limitation, claims of any Governmental Authority or any other Person arising under any Requirement of Environmental Law; provided, that the foregoing indemnity shall not apply to the extent, but only to the extent the applicable liability, loss, damage, suit, action or proceeding is caused by the willful misconduct, knowing and willful breach of any Loan Document or gross negligence of the party seeking indemnification.

6.13. End of Fiscal Year.  Cause each of its fiscal years to end on June 30th of the applicable year.

6.14. Pay Obligations and Perform Other Covenants.  Make full and timely payment of the Obligations, whether now existing or hereafter arising, as and when due and payable, duly comply with all of the terms and covenants contained in this Agreement and in each of the other Loan Documents at all times and places and in the manner set forth therein, and except for the filing of continuation statements and the making of other filings by the Collateral Agent as secured party or assignee, at all times take all actions necessary to maintain the Liens and security interests provided for under or pursuant to this Agreement and the Security Documents as valid perfected first priority Liens on the Collateral intended to be covered thereby (subject to the terms of the Intercreditor Agreement and subject only to the Liens expressly permitted by Section 7.2 hereof) and supply all information to the Collateral Agent necessary for such maintenance.

6.15. Cash Dominion; Collection and Application of Accounts.

(a) At the Borrower's own cost and expense, arrange (and cause each of its Subsidiaries to arrange) for remittances on all Accounts to be made (i) directly to one or more lockboxes designated by the Collateral Agent under the terms of the Lockbox Agreement, or (ii) in such other manner as the Agent may direct.  Unless the procedures discussed in Section 6.15(b) below are then in effect, and in any event, at all times that no Revolving Credit Agreement Debt is outstanding, (1) the proceeds of all Accounts collected through such lockboxes or any other manner shall not be required to be remitted to the Collateral Agent for application to the Revolving Credit Agreement Debt and for other disbursements approved by the Collateral Agent as set forth in Section 6.15(b) below, but instead shall be available for unrestricted use by the Borrower, subject to the other terms of this Agreement (including without limitation, the negative covenants of Section 7), so long as any collected cash proceeds not applied against the Revolving Credit Agreement Debt or otherwise utilized as permitted hereby, remain pledged as Collateral hereunder (i.e., invested as Permitted Investment Securities or held in JPMorgan deposit accounts or other accounts covered by a Tri-Party Agreement) and (2) the Collateral Agent shall not cause any funds then available in any deposit account covered by any Tri-Party Agreement evidencing control for purposes of perfection of the Collateral Agent’s Lien (as opposed to facilitating the collection of Accounts) to be transferred or paid to the Collateral Agent for any purpose.

(b) If (i) a Default or Event of Default shall occur, (ii) average Availability (under and as defined in the Revolving Credit Agreement) during any consecutive thirty (30) day period shall be less than $20,000,000, or (iii) Availability (under and as defined in the Revolving Credit Agreement) shall be less than $15,000,000 at any time, then all remittances on all Accounts processed through the lockboxes and received by the Collateral Agent in accordance with Section 6.15(a) shall at all times thereafter be promptly deposited in one or more controlled disbursement or other accounts designated by the Collateral Agent, subject to withdrawal by the Collateral Agent only, as hereinafter provided and in connection therewith, the Collateral Agent and JPMorgan are irrevocably authorized to cause all remittances on all Accounts received by the Collateral Agent or JPMorgan from whatever means, whether pursuant to the Lockbox Agreement, any Tri-Party Agreement or otherwise, to be promptly deposited in such account or accounts designated by the Collateral Agent.  All remittances and payments that are deposited and received by the Collateral Agent in accordance with the foregoing provisions of this Section 6.15(b) will be applied by the Collateral Agent on the same day received (or on the next Business Day in the case of remittances and payments received after 11:00 a.m.) to reduce the outstanding balance of the Revolving Credit Agreement Debt, subject to the continued accrual of interest for one (1) Business Day (or two Business Days in the case of remittances and payments received after 11:00 a.m.) on the Revolving Credit Agreement Debt balances paid by such remittances and payments and in any event subject to final collection in cash of the item deposited.

(c) Once the procedures described in Section 6.15(b) above are implemented in accordance with the terms thereof, such procedures shall continue in effect at all times thereafter unless and until (i) the applicable Default or Event of Default shall have been cured to the satisfaction of the Agent, or (ii) average Availability (under and as defined in the Revolving Credit Agreement) during any subsequent thirty (30) day consecutive day period is greater than $30,000,000, as the case may be.

(d) Notwithstanding any provision to the contrary in this Section 6.15, the Borrower and its Subsidiaries shall be permitted to have from time to time local depository accounts maintained with financial institutions other than JPMorgan for local remittances, payroll, trust and escrow services of the Borrower and its Subsidiaries in the ordinary course of business, with not more than $500,000 in the aggregate being permitted to be held in all such local depository or remittance accounts at any one time, provided in each case all such accounts remain subject to a Tri-Party Agreement and which such permitted amounts in such accounts shall not be subject to periodic sweeps to a controlled disbursement account with the Collateral Agent unless an Event of Default then exists.

(e) As long as the procedures implemented under Section 6.15(b) above are in effect and are continuing, and except as otherwise permitted under Section 6.15(d) above, the Borrower and its Subsidiaries shall cause all payments, if any, received by the Borrower or any of its Subsidiaries on account of Accounts which are not forwarded directly to the above-described lockbox(es) or accounts (whether in the form of cash, checks, notes, drafts, bills of exchanges, money orders or otherwise) to be promptly deposited in the form received (but with any endorsements of the Borrower or the applicable Subsidiary necessary for deposit or collection) in the account or accounts designated by the Collateral Agent in accordance with the provisions of Section 6.15(a) above.

6.16. Accounts and Other Collateral Matters.  Maintain books and records pertaining to the respective Collateral owned by any Credit Party in detail, form and scope as the Agent shall reasonably require. Each Credit Party will, promptly after any of its Responsible Officers learns thereof, report to the Collateral Agent any material loss or destruction of, or substantial damage to, any of the Collateral, and any other matters materially affecting the value, enforceability or collectibility of any of the Collateral.  If any amount payable under or in connection with any Account is evidenced by a promissory note or other instrument, as such terms are defined in the Uniform Commercial Code, such promissory note or instrument shall be promptly pledged, endorsed, assigned and delivered to the Collateral Agent as additional Collateral if the original principal amount of such promissory note or instrument is $50,000 or greater.  No Credit Party shall redate, or allow any of its Subsidiaries to redate, any invoice or sale or without written notice to the Collateral Agent, make or allow to be made sales on extended dating beyond that customary in the industry. No Credit Party nor any of its Subsidiaries shall be entitled to pledge the Agent’s or any Lender’s credit on any purchases or for any purpose whatsoever.

6.17. Agreements.  Promptly after Agent’s request, the Borrower shall deliver or cause to be delivered to the Agent copies of all material employment agreements, management fee agreements, tax sharing agreements, loan agreements, notes and other documentation evidencing any Indebtedness of any Credit Party or any of its Subsidiaries which the Agent may request.

6.18. Post-Closing Covenants.

(a) Delivery of Mortgage Supplements.  Within sixty (60) days after the Closing Date, Borrower shall execute and deliver (or cause to be executed and delivered) to the Agent, in Proper Form, all supplements to any and all Mortgages required by the Agent in order to confirm that the Obligations (and not just the Revolving Credit Agreement Debt) are secured by all of the Mortgages.

(b) [Reserved]

7. Negative Covenants.

Until the Obligations shall have been paid in full, each Credit Party executing this Agreement covenants and agrees, jointly and severally with all of the Credit Parties, that it will not do (and will not suffer or permit any of its Subsidiaries, if any, to do) any of the following:

7.1. Indebtedness.  Create, incur, suffer or permit to exist, or assume or guarantee or become or remain liable with respect to any Indebtedness, absolute, contingent, or otherwise, except the following:

(a) Indebtedness to the Lenders and the Agent pursuant hereto;

(b) Indebtedness secured by Liens permitted by Section 7.2 hereof;

(c) Purchase money Indebtedness (including the amount of any Capital Lease Obligations required to be capitalized and included as a liability on the consolidated balance sheet of the Borrower and its Subsidiaries) incurred to finance Capital Expenditures (to the extent otherwise permitted hereunder);

(d) The Revolving Credit Agreement Debt, with no renewals, extensions or increases of any thereof being permitted (other than “payments-in-kind” of accrued and unpaid interest), unless the same has been approved in writing by the Agent and the Required Lenders or, in the case of the Revolving Credit Agreement Debt, the same is expressly permitted under the terms of the Intercreditor Agreement;

(e) Other liabilities or Indebtedness existing on the date of this Agreement and set forth on Schedule 5.16 attached hereto;

(f) Current accounts payable and unsecured current liabilities (including current accrued expenses), not the result of borrowings, to vendors, suppliers, landlords, lessors and persons providing services, for expenditures on ordinary trade terms for goods and services normally required by the Borrower or any of its Subsidiaries in the ordinary course of business;

(g) Indebtedness of any Guarantor to the Borrower or to any other Guarantor, or the Indebtedness of the Borrower to any Guarantor, provided that no such Indebtedness may be cancelled, compromised or otherwise discounted in any respect without the written consent of the Required Lenders;

(h) Current and deferred taxes and other assessments and governmental charges (to the extent permitted by Section 7.2(e) hereof).

(i) Cash Management Obligations incurred under the Revolving Credit Agreement and related documents, and customary and prudent Hedging Obligations entered into with Revolving Credit Lenders for the sole purpose of protecting the Borrower and its Subsidiaries against fluctuations in interest rates, currency exchange rates and similar risks, so long as such Hedging Obligations are not speculative in nature and are incurred in the normal course of business and consistent with industry practices;

(j) Refinancing Indebtedness, to the extent the same relates to any Indebtedness permitted by Sections 7.1(c) and 7.1(e) hereof;

(k) Contingent Liabilities permitted pursuant to Section 7.3;

(l) Indebtedness arising under any performance or surety bond entered in the ordinary course of business;

(m) Unsecured Indebtedness assumed, acquired or incurred pursuant to any acquisition permitted under Section 7.4(e)(7), provided, that (1) all such Indebtedness constitutes Subordinated Indebtedness and (2) the aggregate principal amount of all such Indebtedness assumed, acquired or incurred, together with the cash purchase price paid, in connection with all such acquisitions permitted under Section 7.4(e)(7) does not exceed in the aggregate during the period from September 26, 2006 through the Term Loan Maturity Date the applicable aggregate consideration limits set forth in Section 7.4(e)(7);

(n) Indebtedness incurred to finance the purchase or maintenance of publicly-tradable securities owned by any Credit Party, so long as (1) such Indebtedness is secured by all such securities, and (2) such Indebtedness does not exceed $500,000 in the aggregate at any one time outstanding;

(o) Subordinated Indebtedness of Parent, provided, that accrued and unpaid interest on such Indebtedness shall only be payable in the form of “payments-in-kind”; and

(p) Other Indebtedness in an aggregate amount not to exceed at any one time outstanding the difference between $3,000,000 and the principal amount of Indebtedness then outstanding and permitted under Section 7.1(n).

The Agent, the Lenders and each Credit Party agree that, notwithstanding anything contained in Section 7.1(g) or in any other provision contained in this Agreement which may appear to be to the contrary, the payment of any and all Indebtedness permitted by Sections 7.1(g) hereof, including without limitation, all Indebtedness, now or hereafter outstanding and owing by any Credit Party to another Credit Party under the Contribution Agreement (together with any and all Liens from time to time securing the same as permitted by Section 7.2(i) hereof), is hereby made and at all times hereafter shall be inferior and subordinate in all respects to the Obligations from time to time owing to the Agent or any Lender pursuant hereto and to any Lien against any Collateral from time to time now or hereafter securing any of such Obligations pursuant to the terms hereof and the Security Documents.  Each of the Credit Parties agrees to execute and deliver on its own behalf, and to cause to be executed and delivered by and on behalf of any of its Subsidiaries, any and all subordination agreements, in form and content reasonably acceptable to the Agent or the Collateral Agent, which they may hereafter require to further evidence the subordination of the payment of the Indebtedness permitted by Section 7.1(g) above, and the Liens permitted by Section 7.2(i) and any such contractual, statutory or constitutional landlord’s Liens held by the Borrower.

7.2. Liens.  Create or suffer to exist any Lien upon any of its Property (including without limitation, Equity Interests in any Credit Party’s Subsidiaries) now owned or hereafter acquired, or acquire any Property upon any conditional sale or other title retention device or arrangement or any purchase money security agreement; provided, however, that the Credit Parties and their Subsidiaries (or any of them) may create or suffer to exist:

(a) Liens in effect on the date hereof and which are described on Schedule 7.2 attached hereto, provided, that the Property covered thereby does not increase in scope and such Liens may not be renewed and extended, unless the same relate to Refinancing Indebtedness permitted by Section 7.1(e) above;

(b) Liens against the Collateral in favor of the Collateral Agent for the ratable benefit of the Lenders as security for the Obligations and the Revolving Credit Agreement Debt;

(c) Liens incurred and pledges and deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance, old-age pensions and other social security benefits (not including any lien described in Section 412(m) of the Code);

(d) Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s, vendors’ and landlords’ liens and other similar liens, incurred in good faith in the ordinary course of business and securing obligations which are incurred in the ordinary course of business and are not overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings pursued in good faith and as to which the Borrower or any of its Subsidiaries, as the case may be, shall, to the extent required by GAAP, consistently applied, have set aside on its books adequate reserves;

(e) Liens securing the payment of taxes, assessments and governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA), that are not delinquent, are permitted by Section 6.2 hereof, or are being diligently contested in good faith by appropriate proceedings and as to which adequate reserves have been established in accordance with GAAP; provided, however, that the aggregate amount of overdue taxes being diligently contested in good faith at any one time secured by such Liens shall not exceed $1,000,000;

(f) Zoning restrictions, easements, licenses, reservations, provisions, covenants, conditions, waivers, restrictions on the use of property or minor irregularities of title (and with respect to leasehold interests, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee) which do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;

(g) Liens securing the performance of bids, tenders, leases, contracts (other than for the repayment of borrowed money), statutory obligations, surety, customs and appeal bonds and other obligations of like nature, incurred as an incident to and in the ordinary course of business;

(h) Purchase money Liens securing the Indebtedness permitted by Section 7.1(c) above, provided, as a result of the creation of any such Lien, (i) no Default or Event of Default shall have occurred and is continuing, (ii) the principal amount of such Lien does not exceed 100% of the purchase price of the asset acquired with such permitted Indebtedness plus accrued interest on such Indebtedness plus protective advances made by the holder of such permitted Indebtedness, and (iii) such Lien shall not apply to any other Property other than the asset acquired with such purchase money Indebtedness;

(i) Liens in favor of the Borrower or any Guarantor securing any Indebtedness permitted pursuant to Sections 7.1(g) hereof;

(j) Liens on fixed assets securing Indebtedness permitted to be assumed, acquired or incurred in connection with acquisitions permitted under Section 7.4(e)(7), provided, (i) the applicable Lien existed on the applicable Property prior to the acquisition thereof by the Borrower or any Subsidiary or existed on any Property of any Person that becomes a Subsidiary of the Borrower after the date hereof prior to the time such Person becomes a Subsidiary, (ii)  the applicable Lien shall not apply to any other Property of the Borrower or any Subsidiary, and (iii) the applicable Lien shall secure only those obligations which it secures on the date of the applicable acquisition or the date such Person becomes a Subsidiary, as the case may be;

(k) Liens consisting of bankers’ liens and rights of setoff, but only to the extent permitted under any applicable Tri-Party Agreements, and in each case, arising by operation of law, and Liens on documents presented in letter of credit drawings; and

(l) Liens on securities securing Indebtedness to the extent permitted in accordance with Section 7.1(n).

(m)           Liens on the assets of any Canadian Subsidiary of the Borrower in favor of JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian collateral agent, for the ratable benefit of the Canadian revolving credit lenders, as security for the Canadian obligations under the Revolving Credit Agreement.

Provided, however, notwithstanding anything contained above in this Section 7.2 to the contrary, if any of the permitted Liens are of the type that are being contested in good faith by appropriate proceedings as to the Borrower or any of its Subsidiaries, the Indebtedness giving rise to such contested Lien(s) must be immediately paid upon commencement of any foreclosure process or proceeding with respect to such Lien(s) unless the same shall be effectively stayed or a surety bond with respect thereto (which is satisfactory in all respects to the Agent), is posted.

7.3. Contingent Liabilities.  Create, incur, suffer or permit to exist, directly or indirectly, any Contingent Obligations, other than:

(a) The Obligations of each Guarantor to the Agent and the Lenders under the terms of any Guaranty;

(b) The guarantees by any Credit Party of the Borrower of the Revolving Credit Agreement Debt;

(c) Any Contingent Obligations of the Borrower under any Hedging Obligations permitted by Section 7.1(i) above;

(d) The guarantees by the Borrower of any Indebtedness of any other Credit Party or by any Credit Party of any Indebtedness of the Borrower if such Indebtedness so guaranteed is permitted under the terms of Section 7.1 above;

(e) Endorsements of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(f) Obligations in respect of letters of credit under the Revolving Credit Agreement;

(g) Agreements evidencing any Hedging Obligations to the extent permitted by Section 7.3(c); and

(h) obligations relating to Liens permitted under Sections 7.2(c), 7(d), 7(e), 7(f) or 7(g).

7.4. Mergers, Consolidations and Dispositions and Acquisitions of Assets.  In any single transaction or series of related transactions, directly or indirectly:

(a) Wind up its affairs, liquidate or dissolve;

(b) Be a party to any merger or consolidation;

(c) Sell, convey, lease, transfer or otherwise dispose of all or any portion of the assets (except for (1) the sale of Inventory in the ordinary course of business for fair and adequate consideration and (2) the sale of equipment, fixtures and other assets in accordance with the terms of Section 7.4(e)(5) below) of the Borrower and/or its Subsidiaries, or agree to take any such action;

(d) Sell, assign, pledge, transfer or otherwise dispose of, or in any way part with control of, any Equity Interests of any of its Subsidiaries or any Indebtedness or obligations of any character of any of its Subsidiaries, or permit any such Subsidiary to do so with respect to any Equity Interests of any other Subsidiary or any Indebtedness or obligations of any character of the Borrower or any of its Subsidiaries, or permit any of its Subsidiaries to issue any additional Equity Interests other than to the Borrower or any wholly-owned Subsidiary of the Borrower; or

(e) Purchase or otherwise acquire, directly or indirectly, in a single transaction or a series of related transactions, all or a substantial portion of the assets of any Person or any shares of Equity Interests of, or similar interest in, any Person;

provided, however that notwithstanding the foregoing, any of the following described actions may be undertaken, so long as no Default or Event of Default then exists or would exist immediately after giving effect to the applicable event:

(1) Intentionally Omitted;

(2) any Subsidiary of the Borrower may merge or consolidate with the Borrower or any other Subsidiary of the Borrower, provided, that if one or more of the entities so merging or consolidating was a Guarantor, and if the surviving entity is not the Borrower or is not yet a Guarantor, such surviving entity must become a Credit Party simultaneously with such merger by executing and delivering to the Agent a Joinder Agreement, together with all requested Security Documents, as required at such time by the Collateral Agent, appropriately completed in Proper Form;

(3) any of the Borrower’s Subsidiaries may sell, lease, transfer or otherwise dispose of any of its assets to the Borrower or any other Subsidiary of the Borrower, provided, that if the entity selling, leasing, transferring or otherwise disposing of its assets is a Guarantor, and if the entity to whom the sale, lease, transfer or other disposition was made is not the Borrower or is not yet a Guarantor, such entity must become a Credit Party simultaneously with the consummation of such lease, transfer or disposition by executing and delivering to the Agent a Joinder Agreement, together with all requested Security Documents, as required at such time by the Collateral Agent, appropriately completed in Proper Form;

(4) any Subsidiary of the Borrower may be dissolved or liquidated, so long as such dissolution or liquidation results in all assets of such Subsidiary being owned by the Borrower or a Subsidiary; provided, that if the entity dissolving or liquidating is a Guarantor, and if the entity to whom all assets of such dissolving or liquidating entity are transferred is not the Borrower or is not yet a Guarantor, such entity to whom such assets are being transferred must become a Credit Party simultaneously with the consummation of such dissolution or liquidation by executing and delivering to the Agent a Joinder Agreement, together with all requested Security Documents, as required at such time by the Collateral Agent, appropriately completed in Proper Form;

(5) the Borrower and its Subsidiaries may (i) sell, exchange or otherwise dispose of Permitted Investment Securities in the ordinary course of business; (ii) terminate, surrender or sublease a lease of real Property by the Borrower or any of its Subsidiaries in the ordinary course of business; (iii) sell Equipment that is obsolete, worn out or no longer needed in the business of the Borrower or any of its Subsidiaries; (iv) enter into sale-leaseback transactions relating to Property having a fair market value not to exceed $1,000,000 in the aggregate during the period from October 15, 2007 through the Term Loan Maturity Date; and (v) sell any other fixed assets (including real Property, equipment and fixtures) having a fair market value not to exceed $1,000,000 in the aggregate during the period from November 10, 2010 through the Term Loan Maturity Date; provided that all proceeds of any of the foregoing (other than Section 7.4(e)(5)(ii) above) shall be paid to the Collateral Agent for application to outstanding Loans (as defined in the Revolving Credit Agreement) or Obligations, to the extent then outstanding, in accordance with the terms of the Intercreditor Agreement;

(6) to the extent any Collateral is sold or otherwise disposed of as permitted by this Section 7.4, such Collateral shall be sold or otherwise disposed of free and clear of the Liens of the Security Documents and the Collateral Agent shall take such actions, including executing and filing appropriate releases, as are appropriate in connection therewith, and no approval of any of Lenders shall be required therefor; and

(7) the Borrower and/or any other Credit Party may purchase or otherwise acquire, directly or indirectly, in a single transaction or a series of related transactions, all or a substantial portion of the assets of any Person or all or a majority of issued and outstanding shares of Equity Interests of, or similar interest in, any Person, so long as (a) immediately after giving effect to the applicable purchase or acquisition, no Default or Event of Default exists (including without limitation, the Credit Parties are in compliance with the Fixed Charge Coverage Ratio and Leverage Ratio requirements of Sections 7.11 and 7.12, tested on a pro forma basis assuming that such purchase or acquisition had occurred at the beginning of the four (4) most recent consecutive fiscal quarters of the Credit Parties ending on or immediately prior to the date of such purchase or acquisition), (b) the aggregate purchase price paid (including without limitation, any Indebtedness permitted to be assumed, acquired or incurred by the Borrower and/or any of its Subsidiaries in connection therewith under Section 7.1(m)) for all such purchases and acquisitions does not exceed $60,000,000 in the aggregate during the period from November 10, 2010 through the Term Loan Maturity Date for all such other purchases and acquisitions and (c) if the purchase price paid (including without limitation, any Indebtedness permitted to be assumed, acquired or incurred by the Borrower and/or any of its Subsidiaries in connection therewith under Section 7.1(m)) exceeds $15,000,000 in the aggregate, the Required Lenders shall have consented in writing to such purchase or acquisition; and

(8) The Credit Parties may make Investments to the extent permitted by Section 7.7.

7.5. Nature of Business.  Materially change the nature of its business or enter into any business (or at any time own, directly or indirectly, a majority of the Equity Interests of any entity which is engaged in any business) which is substantially different from the business in which the Borrower and its Subsidiaries are engaged in as of the Closing Date.

7.6. Transactions with Related Parties.  Except for any Permitted Affiliate Transactions, enter into or be a party to any other transaction, contract or agreement of any kind with any officer, director, shareholder, partner, employee or Affiliate of any Credit Party (including, without limitation, the purchase from, sale to or exchange of property with, or the rendering of any service by or for, any such Person), unless such transaction, contract or agreement is in the ordinary course of and pursuant to the reasonable requirements of the Borrower’s or any of its Subsidiaries’ business and is made upon fair and reasonable terms and conditions not less favorable to such Person than those which could have been obtained in a comparable transaction from wholly independent and unrelated sources.

7.7. Investments, Loans.  Make, directly or indirectly, any loan or advance to or have any Investment in any Person, or make any commitment to make such loan, advance or Investment, except:

(a) Equity Interests of any Credit Party acquired or issued in accordance with the other provisions of this Agreement, including without limitation, the provisions of Section 6.10 above, or Equity Interests of any other Subsidiary of any Credit Party with the prior written consent of the Agent;

(b) Permitted Investment Securities;

(c) loans otherwise permitted by the provisions of Section 7.1(g) above;

(d) loans to employees of the Borrower or any Subsidiary made in the ordinary course of business, so long as the aggregate amount of all such loans outstanding at any time does not exceed $100,000;

(e) Investments of the Borrower and the other Credit Parties permitted under the terms of Section 7.4(e)(7);

(f) Investments consisting of Guarantees permitted by Section 7.3(d);

(g) Investments consisting of deferred payment obligations in connection with sales of assets permitted under Section 7.4(e)(5); and

(h) Other Investments, including joint venture interests in non-Subsidiary entities, in the aggregate amount not to exceed $5,000,000, provided that such Investments have been approved by the Agent, such approval not to be unreasonably withheld if the aggregate amount of such Investments does not exceed $5,000,000 in the aggregate during the period from November 10, 2010 through the Term Loan Maturity Date.

7.8. ERISA Compliance.

(a) At any time engage in any Prohibited Transaction with respect to a Plan which could reasonably be expected to result in a material liability; or permit any Plan to be terminated in a manner which could result in the imposition of a Lien on any Property of the Borrower or any of its Subsidiaries pursuant to ERISA.

(b) Engage in any transaction in connection with which the Borrower or any Subsidiary thereof would or could reasonably be expected to be subject to either a material civil penalty assessed pursuant to the provisions of Section 502 of ERISA or a material tax imposed under the provisions of Section 4975 of the Code.

(c) Terminate any Plan in a “distress termination” under Section 4041 of ERISA, or take any other action which could reasonably be expected to result in a material liability of the Borrower or any Subsidiary thereof to the PBGC.

(d) Fail to make payment when due of all amounts which, under the provisions of any Plan, the Borrower or any Subsidiary thereof is required to pay as contributions thereto, or, with respect to any Plan, permit to exist any material “accumulated funding deficiency” (within the meaning of Section 302 of ERISA and Section 412 of the Code), whether or not waived, with respect thereto.

(e) Adopt an amendment to any Plan requiring the provision of security under Section 307 of ERISA or Section 401(a)(29) of the Code.

7.9. Change in Accounting Method.  Make or permit any change in accounting method or financial reporting practices except as may be required by GAAP, as in effect from time to time.

7.10. Redemption, Dividends, Issuance of Equity Interests, Distributions and Restricted Payments.  At any time, other than any Permitted Affiliate Transactions:

(a) Redeem (whether as a result of mandatory or optional redemption obligations or rights), purchase, retire or otherwise acquire, directly or indirectly, any of its Equity Interests, any warrants or other similar instruments or set aside any amount for any such purpose;

(b) Declare or pay, directly or indirectly, (i) any dividend or fund any redemption, purchase, retirement or other acquisition of its Equity Interests, except (1) dividends paid to the Borrower or any Guarantor which is a direct parent of the Subsidiary paying the dividend (with Cash Dividends to the Parent not being permitted to be paid at any time), and (2) non-cash dividends paid to the holders of any Equity Interests of the Borrower or the Parent in the form of additional Equity Interests of the Borrower or the Parent, as applicable, or (ii) any management, consulting or monitoring fees to any Affiliate of the Borrower or the Parent or any officer, director, shareholder, partner or employee of any Affiliate of the Borrower or the Parent, except management or consulting fees paid to the Borrower or any Guarantor (with no management or consulting fees to be paid to the Parent);

(c) Issue any additional Equity Interests in the Borrower, except for Equity Interests issued to the Parent;

(d) Make any other distribution of any Property, cash, securities or a combination thereof, with respect to (whether by reduction of capital or otherwise) any Equity Interests except as permitted in Section 7.10(b) above;

(e) Set apart any money for a sinking fund or other analogous fund for any dividend or other distribution on its Equity Interests or for any redemption, purchase, retirement, or other acquisition of any of its Equity Interests; or

(f) Redeem (whether as a result of mandatory or optional redemption obligations or rights), purchase, defease or retire for value, or make any principal payment or prepayment on, any Subordinated Indebtedness prior to the Term Loan Maturity Date.

7.11. Fixed Charge Coverage Ratio.  Permit the Fixed Charge Coverage Ratio of the Credit Parties and their Subsidiaries, on a Consolidated basis, to be less than 1.10 to 1.0 at any time.

7.12. Leverage Ratio.  Permit the Leverage Ratio of the Credit Parties and their Subsidiaries, on a Consolidated basis, to be greater than the applicable ratio set forth below as of the end of the applicable fiscal quarter of the Credit Parties:

Period	Total Debt Leverage Ratio
Fiscal quarter ending December 31, 2010	6.75 to 1.0
Fiscal quarter ending March 31, 2011	6.75 to 1.0
Fiscal quarter ending June 30, 2011	6.75 to 1.0
Fiscal quarter ending September 30, 2011	6.25 to 1.0
Fiscal quarter ending December 31, 2011	6.25 to 1.0
Fiscal quarter ending March 31, 2012	6.00 to 1.0
Fiscal quarter ending June 30, 2012	5.75 to 1.0
Fiscal quarter ending September 30, 2012	5.75 to 1.0
Fiscal quarter ending December 31, 2012	5.50 to 1.0
Fiscal quarter ending March 31, 2013	5.50 to 1.0
Fiscal quarter ending June 30, 2013	4.50 to 1.0
Fiscal quarter ending September 30, 2013	4.50 to 1.0
Fiscal quarter ending December 31, 2013	4.50 to 1.0
Fiscal quarter ending March 31, 2014	4.25 to 1.0
Fiscal quarter ending June 30, 2014	4.00 to 1.0
Each fiscal quarter ending on or after September 30, 2014	3.75 to 1.0

7.13. Capital Expenditures.  Permit the Credit Parties and their Subsidiaries, on a Consolidated basis, to make or incur Capital Expenditures (not including in the definition of Capital Expenditures for this purpose any Capital Expenditures included in any future acquisition permitted under Section 7.4(e)(7)) in excess of $5,000,000 in the aggregate during each fiscal year.

7.14. Sale of Accounts.  Sell, assign, discount (other than customary and reasonable discounts in the ordinary course of business), transfer or otherwise dispose of any Accounts, promissory notes, drafts or trade acceptances or other rights to receive payment held by it, with or without recourse.

7.15. Sale and Lease-Back Transactions.  Except as otherwise permitted under Section 7.4(e)(5)(iv), enter into any arrangement, directly or indirectly, with any Person whereby any Credit Party or any of its Subsidiaries shall sell or transfer any Property, real or personal, which is used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such Property or other Property which such Credit Party or such Subsidiary intends to use for substantially the same purpose or purposes as the Property being sold or transferred.

7.16. Change of Name or Place of Business.  Permit any Credit Party or any of its Subsidiaries to change its address, name, jurisdiction of organization, location of its chief executive office or principal place of business or the place it keeps its material books and records, unless such Credit Party has (a) notified the Agent and the Collateral Agent of such change in writing at least thirty (30) days before the effective date of such change, (b) taken such action, reasonably satisfactory to the Collateral Agent, to have caused the Liens against all Collateral in favor of the Collateral Agent for the ratable benefit of the Lenders to be at all times fully perfected and in full force and effect and (c) delivered such certificates from Governmental Authorities as the Agent may require substantiating such name change.

7.17. Restrictive Agreements.  Other than as imposed by law, identified on Schedule 7.17, or provided in this Agreement, the Revolving Credit Agreement, directly or indirectly agree to restrict or condition (a) the payment of any dividends or other distributions to the Borrower or any of its Subsidiaries; (b) the payment of any Indebtedness owed to the Borrower or any of its Subsidiaries; (c) the making of any loans or advances to the Borrower or any of its Subsidiaries; or (d) the transfer of any of its properties or assets to the Borrower or any of its Subsidiaries.

7.18. Modification or Waiver of Documents Governing Revolving Credit Debt.  Request, join in or otherwise consent to any modification, amendment or waiver of any material term of the Revolving Credit Agreement, except as expressly permitted under the terms of the Intercreditor Agreement.

7.19. Anti-Terrorism Laws.  (a)  Knowingly conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person.

(a) Knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

(b) Knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order No. 13224, the USA PATRIOT Act or any other Anti-Terrorism Law.

The Borrower shall, and shall cause each other Credit Party to, deliver to Agent any certification or other evidence requested from time to time by the Agent in its sole discretion, confirming such Credit Party’s compliance with this Section 7.19.

8. Events of Default and Remedies.

8.1. Events of Default.  If any of the following events shall occur and be continuing, then the Agent may (and, if directed by the Required Lenders, shall), by written notice (or facsimile notice) to the Borrower, take any or all of the following actions at the same or different times: (1) accelerate the Term Loan Maturity Date and declare the Term Notes and all other Obligations then outstanding to be, and thereupon the Term Notes and all other Obligations shall forthwith become, immediately due and payable, without further notice of any kind, notice of intention to accelerate, presentment and demand or protest, or other notice of any kind all of which are hereby expressly WAIVED by the Borrower; and (2) terminate all or any portion of the Term Loan Commitments and exercise any and all other rights pursuant to the Loan Documents or available under applicable law:

(a) The Borrower shall fail to pay or prepay any Obligation (including principal, interest, fees or any other amount) as and when due and payable, whether at the due date thereof (by acceleration, lapse of time or otherwise) or at any date fixed for prepayment thereof in accordance with the other provisions of this Agreement; or

(b) An Event of Default (as defined in the Revolving Credit Agreement) shall occur, or the Borrower or any of its Subsidiaries (i) shall fail to pay when due, or within any applicable period of grace, any other Indebtedness (excluding the Revolving Credit Agreement Debt and Indebtedness outstanding hereunder) aggregating in excess of $400,000 in principal amount unless such payment is being contested in good faith (by appropriate proceedings) and adequate reserves have been provided therefor, or (ii) shall default (beyond any applicable grace and curative periods) in any other manner with respect to any other Indebtedness (excluding the Revolving Credit Agreement Debt and Indebtedness outstanding hereunder) aggregating in excess of $400,000 in principal amount if the effect of any such default or Event of Default shall be to accelerate or to permit the holder of any such other Indebtedness, at its option, to accelerate the maturity of such Indebtedness prior to the stated maturity thereof; or

(c) Any representation or warranty made or deemed made by the Borrower or any Guarantor in connection with any Loan Document or in any certificate, report, notice or financial statement furnished at any time in connection with this Agreement shall prove to have been incorrect, false or misleading in any material respect when made or deemed to have been made; or

(d) Except as provided in Sections 8.1(a) or 8.1(e), Default shall occur in the punctual and complete performance or observance of any covenant, condition or agreement to be observed or performed on the part of the Borrower, any of its Subsidiaries or the Parent pursuant to the terms of any provision of this Agreement or any other Loan Document, and such Default remains uncured five (5) Business Days after the earlier to occur of (1) the Agent giving written notice of such Default to the Borrower or (2) any Responsible Officer of the Borrower or any of its Subsidiaries acquired actual knowledge of the existence of such Default; or

(e) Default shall occur in the punctual and complete performance or observance of any covenant, condition or agreement to be observed or performed on the part of any Credit Party or any of its Subsidiaries pursuant to the terms of Section 6.2, Section 6.9, Section 6.11 or Article 7 hereof; or

(f) Final judgment or judgments (or any decree or decrees for the payment of any fine or any penalty) for the payment of an uninsured money award in excess of $750,000 in the aggregate shall be rendered against any Credit Party or any of its Subsidiaries and the same shall remain undischarged and unpaid for a period of thirty (30) days during which execution shall not be effectively stayed or bonded; or

(g) Any Credit Party or any of its Subsidiaries shall have concealed, removed, or permitted to be concealed or removed, any part of its Property, with intent to hinder, delay or defraud its creditors or any of them, or made or suffered a transfer of any of its Property which is or could reasonably be expected to be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or

(h) Any of the following shall occur where such occurrence could reasonably be expected to result in any material liability of any Credit Party: (1) a Reportable Event shall have occurred with respect to a Plan; (2) the filing by the Borrower, any ERISA Affiliate, or an administrator of any Plan of a notice of intent to terminate such Plan under the provisions of Section 4041 of ERISA; (3) the receipt of notice by the Borrower, any ERISA Affiliate or an administrator of a Plan that the PBGC has instituted proceedings to terminate (or appoint a trustee to administer) such a Plan; (4) any other event or condition exists which might reasonably be expected to, in the opinion of the Agent, constitute grounds under the provisions of Section 4042 of ERISA for the termination of or the appointment of a trustee to administer any Plan by the PBGC; (5) a Plan shall fail to maintain a minimum funding standard required by Section 412 of the Code for any plan year or a waiver of standard is granted under the provisions of Section 412(d) of the Code; (6) the Borrower or any ERISA Affiliate has incurred, or is likely to incur, a liability under the provisions of Section 4062, 4063, 4064 or 4201 of ERISA; (7) the Borrower or any ERISA Affiliate fails to pay the full amount of an installment required under Section 412(m) of the Code; (8) any Prohibited Transaction involving any Plan; or (9) the occurrence of any other event or condition with respect to any Plan which would constitute an event of default or default under any other material agreement entered into by the Borrower or any ERISA Affiliate; or

(i) This Agreement, any Term Note, any of the Security Documents or any other Loan Documents, or any material provision thereof, shall for any reason cease to be, or shall be asserted by any Credit Party, not to be, a legal, valid and binding obligation of any Credit Party, enforceable in accordance with its terms, or the Lien purported to be created by any of the Security Documents shall for any reason cease to be, or be asserted by any Credit Party not to be, a valid, first priority perfected Lien (subject to the terms of the Intercreditor Agreement) against any material portion of the Collateral (except to the extent otherwise permitted under this Agreement or any of the Security Documents); or

(j) The Borrower or any of its Subsidiaries which is a party to the Lockbox Agreement or any Tri-Party Agreement fails to perform and observe, and/or cause to be performed and observed, all material covenants, provisions and conditions to be performed, discharged and observed by the Borrower or any such Subsidiary under the terms of the Lockbox Agreement or any Tri-Party Agreement; or

(k) Any financial institution which is a party to any Tri-Party Agreement fails to perform and observe, and/or cause to be performed and observed, all material covenants, provisions and conditions to be performed, discharged and observed by such financial institution under the terms of any Tri-Party Agreement and such failure remains uncured (or such defaulting financial institution and applicable Tri-Party Agreement is not replaced by the Borrower with a substitute financial institution and replacement Tri-Party Agreement both reasonably acceptable to the Agent) five (5) Business Days after the Collateral Agent gives written notice of such failure to the Borrower; or

(l) A Change of Control shall occur; or

(m) Any Credit Party or any of its Subsidiaries shall suffer any writ of attachment or execution or any similar process to be issued or levied against it or any substantial part of its Property having an aggregate value in excess of $750,000 which is not released, stayed, bonded or vacated within thirty (30) days after its issue or levy.

In addition, if any of the following events shall occur, then (1) the Term Notes, and all other Obligations then outstanding and payable hereunder shall automatically, without demand, presentment, protest, notice of intent to accelerate, notice of acceleration or other notice to any Person of any kind, all of which are hereby expressly WAIVED by the Borrower, become immediately due and payable and (2) all Term Loan Commitments shall be immediately and automatically terminated.

(n) Any Credit Party or any of its Subsidiaries shall commence a voluntary proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official of it or a substantial part of its property or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it or shall make a general assignment for the benefit of creditors or shall generally fail to pay its debts as they become due or shall take any corporate action to authorize any of the foregoing; or

(o) An involuntary proceeding shall be commenced against any Credit Party or any of its Subsidiaries seeking liquidation, reorganization, or other relief with respect to it or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official for it or a substantial part of its property, and such involuntary proceeding shall remain undismissed and unstayed for a period of 60 days; or

(p) Any involuntary order shall be entered in any proceeding against any Credit Party or any of its Subsidiaries decreeing the dissolution, liquidation or split-up thereof, and such order shall remain in effect for sixty (60) days; or

(q) Any Credit Party or any of its Subsidiaries shall admit in writing its inability to pay its debts as they become due or fail generally to pay its debts as they become due.

8.2. Remedies Cumulative.  No remedy, right or power conferred upon the Agent or any Lender is intended to be exclusive of any other remedy, right or power given hereunder or now or hereafter existing at law, in equity, or otherwise, and all such remedies, rights and powers shall be cumulative.

9. The Agent.

9.1. Appointment.  Each Lender hereby irrevocably designates and appoints the Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.   Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent    In any foreclosure proceeding concerning any collateral for the Term Notes, each holder of a Term Note if bidding for its own account or for its own account and the accounts of other Lenders is prohibited from including in the amount of its bid an amount to be applied as a credit against its Term Note or the Term Notes of the other Lenders, instead such holder must bid in cash only. However, in any such foreclosure proceeding, the Agent may (but shall not be obligated to) submit a bid for all Lenders (including itself) in the form of a credit against the Term Notes of all of the Lenders, and the Agent or its designee may (but shall not be obligated to), with the consent of the Required Lenders, accept title to such collateral for and on behalf of all Lenders.  The Lenders hereby empower, authorize and direct the Agent, on behalf of the Lenders, to execute and deliver this Agreement, the other Loan Documents, the Intercreditor Agreement and all related agreements, certificates, documents, or instruments as shall be necessary or appropriate to effect the purposes of the Loan Documents.  Each Lender agrees that any action taken by the Agent in accordance with the terms of this Agreement, the Intercreditor Agreement or the other Loan Documents, and the exercise by the Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.  Notwithstanding anything herein or in any other Loan Document to the contrary, to the extent there is a conflict between this Agreement and any other Loan Document concerning the provisions of this Section 9, this Agreement shall govern and control.

9.2. Delegation of Duties.  The Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in fact selected by it with reasonable care.

9.3. Exculpatory Provisions.  Neither Agent nor any of its officers, directors, employees, agents, advisors, attorneys in fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document, INCLUDING PURSUANT TO ITS OWN NEGLIGENCE (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Credit Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Credit Party a party thereto to perform its obligations hereunder or thereunder.  The Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Credit Party.

9.4. Reliance.   The Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy or email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to Holdings or the Borrower), independent accountants and other experts selected by the Agent.  The Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Agent.  The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Term Loans

9.5. Notice of Defaults.  The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Agent has received written notice from a Lender or a Credit Party referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Agent receives such a notice, the Agent shall give notice thereof to the Lenders.  The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders

9.6. Agent in Its Individual Capacity.  Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Credit Party (and any of its Affiliates) as though Agent were not Agent hereunder, and the Agent may accept fees and other consideration from any Credit Party (in addition to the fees heretofore agreed to between the Borrower or any other Credit Party and the Agent) for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.  With respect to its Term Loan Commitments or the Term Loans, if any, made by it in its capacity as a Lender hereunder, Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not Agent, and the terms “Lender” and “Lenders” shall include Agent in its individual capacity.

9.7. Indemnification.  The Lenders agree to indemnify the Agent, its Affiliates and their respective officers, directors, employees, affiliates, agents, advisors and controlling persons (each, an “Agent Indemnitee”)  (to the extent not reimbursed by the Borrower and/or the other Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to their respective Term Loan Commitments, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Term Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Term Loan Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing (INCLUDING THE CONSEQUENCES OF THE NEGLIGENCE OF SUCH INDEMNIFIED PERSON); provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct.  The agreements in this Section shall survive the payment of the Term Loans and all other amounts payable hereunder.

9.8. Non-Reliance on Agent and Other Lenders.  Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, advisors, attorneys in fact or Affiliates have made any representations or warranties to it and that no act by the Agent hereafter taken, including any review of the affairs of a Credit Party or any Affiliate of a Credit Party, shall be deemed to constitute any representation or warranty by the Agent to any Lender.  Each Lender represents to the Agents that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Credit Parties and their affiliates and made its own decision to make its Term Loans hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Credit Parties and their affiliates.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Credit Party or any affiliate of a Credit Party that may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys in fact or affiliates.

9.9. Failure to Act.  Notwithstanding anything herein to the contrary, the Agent shall not be required to advance its own funds or otherwise incur financial liability in the performance of its duties or the exercise  of its rights under the Loan Documents and shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction by the Lenders of their indemnification obligations under Section 9.7 hereof and by the Credit Parties of their indemnification obligations hereunder against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

9.10. Successor Agent.  The Agent may resign as Agent upon 10 days’ notice to the Lenders and the Borrower.  If the Agent shall resign as Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Agent, and the term “Agent” shall mean such successor agent effective upon such appointment and approval, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Term Loans.  If no successor agent has accepted appointment as Agent by the date that is 10 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.  After any retiring Agent’s resignation as Agent, the provisions of this Section 9 and of Sections 10.9 and 10.10 shall continue to inure to its benefit.

10. Miscellaneous.

10.1. No Waiver; Cumulative Remedies.  No waiver of any Default or Event of Default shall be deemed to be a waiver of any other Default or Event of Default.  No failure to exercise and no delay in exercising, on the part of the Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  No course of dealing between any Credit Party and the Agent or any Lender shall operate as a waiver of any right or power of the Agent or any Lender.  No notice to or demand on any Credit Party or any other Person shall entitle any Credit Party or any other Person to any other or further notice or demand in similar or other circumstances. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law

10.2. Notices.  Except as otherwise expressly permitted hereunder or under any other Loan Document, all notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed in each case to the intended recipient at the “Address for Notices” specified below its name on the signature pages hereof, or as set forth in an administrative questionnaire delivered to the Agent in the case of any Lender not originally a signatory hereto, or to such other address as may be hereafter notified by the respective parties hereto; provided, however, that with any such change in address of any Credit Party only being effective ten (10) Business Days after such change of address has been deemed given in accordance with the provisions hereof.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Agent and the applicable Lender.  The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

10.3. Governing Law; Submission To Jurisdiction; Waivers.

(a)           UNLESS OTHERWISE SPECIFIED THEREIN, EACH LOAN DOCUMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (OTHER THAN THE CONFLICTS OF LAWS PRINCIPLES THEREOF) AND THE UNITED STATES OF AMERICA.

(b)           Each of the Credit Parties hereby irrevocably and unconditionally:

(i)           submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(ii)           consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(iii)           agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to Holdings or the Borrower, as the case may be at its address set forth in Section 10.2 or at such other address of which the Agent shall have been notified pursuant thereto;

(iv)           agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(v)           waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

10.4. Survival; Parties Bound.  All representations, warranties, covenants and agreements made by or on behalf of any Credit Party in connection herewith shall survive the execution and delivery of the Loan Documents and shall not be affected by any investigation made by any Person.  The term of this Agreement shall be until the termination or lapse of all Term Loan Commitments, the final maturity of each Term Note, and the payment of all amounts due under the Loan Documents.

10.5. Counterparts.  This Agreement may be executed in several identical counterparts, and by the parties hereto on separate counterparts, and each counterpart, when so executed and delivered, shall constitute an original instrument, and all such separate counterparts shall constitute but one and the same instrument.

10.6. Limitation of Interest.  The Borrower, the other Credit Parties and the Lenders intend to strictly comply with all applicable laws, including applicable usury laws, if any.  Accordingly, the provisions of this Section 10.6 shall govern and control over every other provision of this Agreement or any other Loan Document which conflicts or is inconsistent with this Section, even if such provision declares that it controls.  As used in this Section, the term “interest” includes the aggregate of all charges, fees, benefits or other compensation which constitute interest under applicable law, provided, that, to the maximum extent permitted by applicable law, (a) any non-principal payment shall be characterized as an expense or as compensation for something other than the use, forbearance or detention of money and not as interest, and (b) all interest at any time contracted for, reserved, charged or received shall be amortized, prorated, allocated and spread, in equal or in unequal parts during the full term of the Term Loans and the Term Loan Commitments so that interest for the entire term does not exceed the Highest Lawful Rate.  In no event shall the Borrower, any other Credit Party or any other Person be obligated to pay, or the Agent or any Lender have any right or privilege to reserve, receive or retain, (Y) any interest in excess of the maximum amount of nonusurious interest permitted under the laws of the United Stales or of any state, if any, which are applicable to the Agent or such Lender, respectively, or (Z) total interest in excess of the amount which the Agent or such Lender could lawfully have contracted for, reserved, received, retained or charged had the interest been calculated for the full term of the Term Loans at the Highest Lawful Rate, if any, applicable to the Agent or such Lender.  None of the terms and provisions contained in this Agreement or in any other Loan Document which directly or indirectly relate to interest shall ever be construed without reference to this Section 10.6, or be construed to create a contract to pay any Lender for the use, forbearance or detention of  money at an interest rate in excess of the Highest Lawful Rate applicable to such Lender.  If the term of any Term Loans or the Term Notes is shortened by reason of acceleration of maturity as a result of any Default or Event of Default or by any other cause, or by reason of any required or permitted prepayment, and if for that (or any other) reason the Agent or any Lender at any time is owed or receives (and/or has received) interest in excess of interest calculated at the Highest Lawful Rate applicable to the Agent or such Lender, then and in any such event all of any such excess interest owed to or received by the Agent or such Lender shall be canceled automatically as of the date of such acceleration, prepayment or other event which produces the excess, and, if such excess interest has been paid to the Agent or such Lender, it shall be credited pro tanto against the then-outstanding principal balance of the Obligations to the Agent or such Lender, effective as of the date or dates when the event occurs which causes it to be excess interest, until such excess is exhausted or all of such principal has been fully paid and satisfied, whichever occurs first, and any remaining balance of such excess shall be promptly refunded to its payor.

10.7. Survival of Certain Obligations.  The obligations of the Borrower or any other Credit Party, as applicable, under Sections 10.9, 10.10 and 10.17 hereof shall survive the repayment of the Term Loans and all other Obligations, the termination of the Term Loan Commitments.

10.8. Captions.  The headings and captions appearing in the Loan Documents have been included solely for convenience and shall not be considered in construing the Loan Documents.

10.9. Expenses, Etc.

(a)           The Borrower agrees to pay or reimburse on demand of the Agent the following: (i) the reasonable fees, expenses, disbursements and other charges of any legal counsel engaged by the Agent each Lender other than the Agent in connection with (i) the preparation, execution and delivery of this Agreement (including the exhibits and schedules hereto) and the Loan Documents and the making of the Term Loans hereunder and (ii) any modification, supplement or waiver of any of the terms of this Agreement or any other Loan Document; (ii) all out-of-pocket costs and expenses (including the fees, disbursements and other charges of counsel (including the allocated fees and expenses of in-house counsel) to the Agent and of separate counsel for each Lender other than the Agent), in connection with any Default or Event of Default or the enforcement of or preservation of any rights under this Agreement or any other Loan Documents; (iii) all transfer, stamp, documentary or other similar taxes, assessments or charges levied on or against the Agent or any Lender by any governmental or revenue authority in respect of this Agreement or any other Loan Document; and (iv) expenses of due diligence incurred by the Agent prior to or as of the Closing Date and the Borrower agrees to pay or reimburse on demand the Agent for all out-of-pocket costs, expenses, taxes, assessments and other charges incurred by the Agent in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any other Loan Document.

(b)           Except as otherwise expressly limited elsewhere in this Agreement or in any other Loan Document, the Borrower shall pay (i) all reasonable, documented out-of-pocket expenses incurred by the Agent or itsr Affiliates, including the reasonable fees, charges and disbursements of counsel for the Agent in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Agent, the Collateral Agent, or any Lender, including the fees, charges and disbursements of any counsel (including the allocated fees and expenses of in-house counsel) for the Agent and of separate counsel for each Lender other than the Agent in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Term Loans.  Expenses being reimbursed by the Borrower under this Section include, without limiting the generality of the foregoing, costs and expenses (subject to express limitations set forth elsewhere in this Agreement or in any other Loan Document) incurred in connection with:

(1) appraisals;

(2) field examinations and the preparation of appraisal, field examination or audit reports based on the fees charged by a third party retained by the Agent or the internally allocated fees for each Person employed by the Agent with respect to each field examination;

(3) lien and title searches and title insurance;

(4) environmental reviews;

(5) taxes, fees and other charges for recording the mortgages, filing financing statements and continuations, and other actions to perfect, protect, and continue the Collateral Agent’s Liens;

(6) sums paid or incurred to take any action required of any Credit Party under the Loan Documents that such Credit Party fails to pay or take; and

(7) forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lockboxes, and costs and expenses of preserving and protecting the Collateral.

10.10. Indemnification.   .Each Credit Party, jointly and severally with all other Credit Parties, hereby agrees to indemnify the Agent, the Lenders and each Affiliate thereof and their respective directors, officers, employees, advisors and agents from, and hold each of them harmless against, any and all losses, liabilities (including Environmental Liabilities), claims (including Environmental Claims), damages, penalties, actions, judgments or suits of any kind or nature whatsoever to which any of them may become subject, insofar as such losses, liabilities, claims, damages, penalties, actions, judgments or suits arise out of or result from any (a) actual or proposed use by the Borrower or any other Credit Party of the proceeds of any extension of credit by any Lender hereunder, (b) breach by any Credit Party of this Agreement or any other Loan Document, (c) violation of, noncompliance with or liability by any Credit Party or any of its Subsidiaries under  any law, rule, regulation or order including any Requirements of Environmental Law, (d) Liens or security interests granted on any Property pursuant to or under the Loan Documents, to the extent resulting from any Hazardous Substance located in, on or under any such Property, (e) ownership by the Lenders or the Agent of any Property following foreclosure under the Loan Documents, to the extent such losses, liabilities, claims or damages arise out of or result from any Hazardous Substance, located in, on or under such Property prior to or at the time of such foreclosure, including losses, liabilities, claims or damages which are imposed upon Persons under laws relating to or regulating Hazardous Substances, solely by virtue of ownership, (f) any Lender or the Agent being deemed an operator of any such Property by a court or other regulatory or administrative agency or tribunal or other third party, to the extent such losses, liabilities, claims or damages arise out of or result from any Hazardous Substance, petroleum, petroleum product or petroleum waste located in on or under such Property at or prior to the date of any foreclosure thereon under the Loan Document, or (g) investigation, litigation or other proceeding (including any threatened investigation or proceeding) relating to any of the foregoing (including any proceeding brought by any Credit Party against the Agent, any Lender and/or their respective Affiliates), and each Credit Party, jointly and severally with all other Credit Parties, agrees to reimburse the Agent and each Lender, and each Affiliate thereof and their respective directors, officers, employees, counsel, advisors and agents, upon demand for any out-of-pocket expenses (including reasonable legal fees and expenses) incurred in connection with any such investigation or proceeding, AND WHETHER ANY SUCH LOSS, LIABILITY, CLAIM OR DAMAGE RESULTS FROM THE NEGLIGENCE OF ANY SUCH INDEMNIFIED PERSON; but excluding any such losses, liabilities, claims, damages or expenses incurred by a Person or any Affiliate thereof or their respective directors, officers, employees, counsel or agents by reason of (i) the gross negligence or willful misconduct of or willful and knowing breach of any Loan Document by such Person, affiliate, director, officer, employee or agent as determined and found by a final and nonappealable decision of a court of competent jurisdiction or (ii) ownership or operation of any Property by the Lenders or the Agent following foreclosure under the Loan Documents to the extent, but only to the extent, such losses, liabilities, etc. are attributable to the post-foreclosure actions of the Lender or the Agent.  Promptly after receipt by an indemnified person of notice of any claim or the commencement of any action, such indemnified person shall, if any claim in respect thereof is to be made against any Credit Party under this Section 10.10, notify the such Credit Party in writing of the claim or the commencement of that action. All amounts due under this Section 10.10 shall be payable not later than 10 days after written demand therefor.  The Credit Parties shall not be liable for any settlement of any such claim or action involving the payment of monetary damages effected without its written consent not to be unreasonably withheld.  If any such claim or action shall be brought against an indemnified person, it shall notify the applicable Credit Parties thereof, and such Credit Parties shall be entitled to participate in the joint defense thereof.

10.11. Amendments, Waivers, Etc.

(a) Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be waived amended, supplemented or modified except in accordance with the provisions of this Section 10.11.  The Required Lenders and each Credit Party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Agent and each Credit Party to the relevant Loan Document may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Credit Parties hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Lenders or the Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) reduce or forgive the principal amount or extend the final scheduled date of maturity of any Term Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of the Default Rate interest rates (which waiver shall be effective with the consent of the Required Lenders) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Term Loan Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 10.11 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release the Borrower from its obligation under the Loan Documents or any Guarantor from its obligation under its Guaranty (except as otherwise permitted herein or in the other Loan Documents), in each case without the written consent of all Lenders; (iv) change any provision contained in Sections 2.2(c), 2.5, 2.7, 2.8 or 10.10 hereof or this Section 10.11 or Section 10.16 hereof, without the written consent of each Lender directly affected thereby; (v) except as otherwise expressly provided herein, including without limitation, in Section 10.11(b) or in any Security Document, release any of the Collateral without the written consent of each Lender, and (vi) amend, modify or waive any provision of Section 9 or any other provision of any Loan Document that affects the Agent without the written consent of the Agent.  Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Credit Parties, the Lenders, the Agent and all future holders of the Term Loans.  In the case of any waiver, the Credit Parties, the Lenders and the Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

(b) The Lenders hereby irrevocably authorize the Agent, at its option and in its sole discretion, to release any Liens granted to the Agent by the Credit Parties on any Collateral (i) upon the termination of the all Term Loan Commitments, and payment and satisfaction in full in cash of all Term Loans and other Obligations, (ii) constituting Property being sold or disposed of if the Credit Party disposing of such Property certifies to the Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting Property leased to a Credit Party under a lease which has expired or been terminated in a transaction permitted under this Agreement, or (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Agent and the Lenders pursuant to Article 8.  Except as provided in the preceding sentence or in Section 7.4(e)(5), the Agent will not release any Liens on Collateral without the prior written authorization of the Required Lenders; provided that, the Collateral Agent may in its discretion, release its Liens on Collateral valued in the aggregate not in excess of $1,000,000 during any calendar year without the prior written authorization of the Required Lenders.  Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Credit Parties in respect of) all interests retained by the Credit Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

10.12. Successors and Assigns; Participations and Assignments.

(a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the other Credit Parties, the Agent, the Collateral Agent and the Lenders and their respective successors and permitted assigns, provided that the undertaking of the Lenders hereunder to make Term Loans to the Borrower shall not inure to the benefit of any successor of the Borrower. Neither the Borrower nor any Credit Party may assign or transfer any of its rights or obligations hereunder without the prior written consent of all of the Lenders (and any attempted assignment or transfer by any Credit Party without such consent shall be null and void), and no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.12.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than (i) the parties hereto, their respective successors and assigns permitted hereby, (ii) any participant of a Lender (to the extent provided in subparagraph (b) below), and (iii) to the extent expressly set forth herein, the Affiliates of the Agent and each of the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i)  Any Lender may, without the consent of the Borrower or the Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Term Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.11 and (2) directly affects such Participant.  Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 10.16 and 10.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.19 as though it were a Lender, provided such Participant shall be subject to Section 10.19 as though it were a Lender.

(ii)  A Participant shall not be entitled to receive any greater payment under Sections 10.16 and 10.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 10.17 unless such Participant complies with Section 2.8.

(c) (i)  Subject to the conditions set forth in paragraph (c)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Term Loan Commitment and or Term Loans at the time owing to it) with the prior written consent of:

(A) the Borrower (such consent not to be unreasonably withheld), provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default under Section 8(a) or (f) has occurred and is continuing, any other Person; and

(B) the Agent (such consent not to be unreasonably withheld), provided that no consent of the Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund.

(ii)           Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Term Loan Commitment or Term Loans owing to it, the amount of the Term Loan Commitment or the Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent) shall not be less than $5,000,000 unless each of the Borrower and the Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B) (1) the parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption (each an “Assignment and Assumption”), in the form attached hereto as Exhibit C, with blanks appropriately completed, together with a processing and recordation fee of $3,500 and (2) the assigning Lender shall have paid in full any amounts owing by it to the Agent; provided that, (i) no such processing and recording fee shall be payable in connection with an assignment to a Lender, an Affiliate of a Lender or an Approved Fund of a Lender, (ii) only one fee shall be payable in connection with simultaneous assignments by a Lender to related Approved Funds and (iii) no such fee shall be payable in connection with assignments during the ten Business Days following the Closing Date; and

(C)           the Assignee, if it shall not be a Lender, shall deliver to the Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

(iii)           Subject to acceptance and recording thereof pursuant to paragraph (c)(iv) below, from and after the effective date specified in each Assignment and Assumption, the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 10.9, 10.10, 10.16 and 10.17).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.12 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (b) of this Section.

(iv)           The Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Term Loan Commitments of, and principal amount of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.

(v)           Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (c)(ii)(B) of this Section and any written consent to such assignment required by paragraph (c)(i) of this Section, the Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi)           Contemporaneously with the receipt by the Borrower of an Assignment and Assumption and the applicable surrendered Term Note(s), the Borrower, at its own expense, shall execute and deliver to the Agent in exchange for the surrendered Term Note(s), a new Term Note payable to the order of the applicable Assignee in an amount equal to the applicable Term Loan Commitment, or Term Loans, assumed by it pursuant to such Assignment and Assumption and, if the assigning Lender has retained Term Loan Commitment or Term Loans hereunder, a new Term Note to the order of the assigning Lender in an amount equal to the applicable Term Loans retained by it hereunder.  Such new Term Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Term Note(s), shall be dated the effective date of such Assignment and Assumption and shall otherwise be in substantially the form of the surrendered Term Note(s).  Such surrendered Term Note shall be marked canceled and returned to the Borrower..

(d)           Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.12, disclose to the assignee or participant or proposed assignee or participant, any information relating to any Credit Party and/or any of its Subsidiaries furnished to such Lender by or on behalf of such Credit Party or such applicable Subsidiary.

(e)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto..

10.13. Entire Agreement.  This Agreement and the other Loan Documents embody the entire agreement and understanding among the Credit Parties, the Agent and the Lenders relating to the subject matter hereof and supersedes all prior proposals, agreements and understandings relating to the subject matter hereof.  Any conflict between the provisions of this Agreement and the provisions of any other Loan Documents shall be governed by the provisions of this Agreement.  The Credit Parties certify that they are relying on no representation, warranty, covenant or agreement except for those set forth in this Agreement and the other Loan Documents of even date herewith.

10.14. Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.15. Disclosures.  Every reference in the Loan Documents to disclosures of the Borrower or any other Credit Party to the Agent and the Lenders in writing, to the extent that such references refer to disclosures at or prior to the execution of this Agreement, shall be deemed strictly to refer only to written disclosures delivered to the Agent and the Lenders in an orderly manner prior to or concurrently with the execution hereof.

10.16. Requirements of Law.

(a)           If the adoption of or any change in any Legal Requirement or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i)  shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Term Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 10.17 and changes in the rate of tax on the overall net income of such Lender);

(ii)  shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate; or

(iii)    shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining its Term Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable.  If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Agent) of the event by reason of which it has become so entitled.

(b)           If any Lender shall have determined that the adoption of or any change in any Legal Requirement regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c)           A certificate as to any amounts payable pursuant to this Section 10.16 submitted by any Lender to the Borrower (with a copy to the Agent) shall be conclusive in the absence of manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within five days after such Lender delivers such certificate.  In preparing such certificate, such Lender may employ such assumptions and allocations of costs and expenses as it shall in good faith deem reasonable and may use any reasonable averaging and attribution method.   Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than nine months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect.  The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Term Loans and all other amounts payable hereunder.

10.17. Taxes.

(a) All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Agent or any Lender as a result of a present or former connection between the Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document).  If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Agent or any Lender hereunder, the amounts so payable to the Agent or such Lender shall be increased to the extent necessary to yield to the Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d) or (e) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof.  If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Agent or any Lender as a result of any such failure.

(d) Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest” and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents.  Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation).  In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non U.S. Lender.  Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose).  Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

(e) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(f) If the Agent or any Lender determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 10.17, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 10.17 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Agent or such Lender in the event the Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

10.18. Waiver of Claims.  Each Credit Party hereby waives and releases the Agent and all Lenders from any and all claims or causes of action which the Borrower may own, hold or claim in respect of any of them as of the date hereof.

10.19. Right of Setoff.  The Lenders each are hereby authorized at any time and from time to time, without notice to any Credit Party (any such notice being expressly waived by each Credit Party), to setoff and apply any and all deposits (general or special, time or demand, provisional or final, whether or not such setoff results in any loss of interest or other penalty, and including without limitation all certificates of deposit) at any time held, and any other funds or property at any time held, and other Indebtedness at any time owing by the Agent or such Lender to or for the credit or the account of any such Credit Party against any and all of the Obligations irrespective of whether or not any of the Obligations are then due and irrespective of whether or not Agent or such Lender shall have made any demand under this Agreement, the Term Notes or any other Loan Document.  Each Credit Party also hereby grants to Agent and to each of the Lenders a security interest in and hereby transfers, assigns, sets over, and conveys to the Agent and to each of the Lenders, as security for payment of all Obligations, all such deposits, funds or property of any such Credit Party or Indebtedness of the Agent or any Lender to any such Credit Party. Should the right of the Agent or any Lender to realize funds in any manner set forth hereinabove be challenged and any application of such funds be reversed, whether by court order or otherwise, the Lenders shall make restitution or refund to such Credit Party, pro rata in accordance with their respective Term Loan Commitment Percentages.  Each Lender agrees to promptly notify the Borrower and the Agent after any such setoff and application, provided that the failure to give such notice will not affect the validity of such setoff and application.  The rights of the Agent and the Lenders under this Section are in addition to other rights and remedies (including without limitation other rights of setoff) which the Agent or the Lenders may have.  This Section is subject to the terms and provisions of Section 2.8 hereof.

10.20. Waiver of Right to Jury Trial.  EXCEPT AS PROHIBITED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE NOTES, ANY OF THE OTHER LOAN DOCUMENTS OR ANY TRANSACTIONS EVIDENCED THEREBY.

10.21. Additional Provisions Regarding Collection of Accounts and other Collateral.

(a) Each Credit Party hereby designates and constitutes the Collateral Agent or the Collateral Agent’s designee as such Credit Party’s attorney-in-fact with power to endorse such Credit Party’s name upon any notes, acceptances, checks, drafts, money orders or other evidence of payment of any Accounts or any other Collateral that may come into its possession; to sign or endorse such Credit Party’s name on any invoice, bill of lading or other title or ownership documents relating to any Accounts or Inventory, drafts against any customers of any Credit Party, assignments and verifications of Accounts and notices to customers of any Credit Party; to send verifications of Accounts; and to notify the U.S. Postal Service authorities to change the address for delivery of mail addressed to any Credit Party to such address as the Collateral Agent may designate.  All acts of said attorney or designee are hereby ratified and approved by each Credit Party, and said attorneys or designee shall not be liable for any acts of omission or commission, for any error of judgment or for any mistake of fact or law, provided that the Agent or its designee shall not be relieved of liability to the extent it is determined by a final judicial decision that its act, error or mistake constituted gross negligence or willful misconduct or willful and knowing breach of any Loan Document.  The power of attorney granted under this subparagraph is coupled with an interest and is irrevocable until all of the Obligations are paid in full and this Agreement and the Term Loan Commitments are terminated.

(b) The Collateral Agent, without notice to or consent of any Credit Party, at any time after the occurrence and during the continuation of an Event of Default, (i) may sue upon or otherwise collect, extend the time. of payment of, or compromise or settle for cash, credit or otherwise upon any terms, any of the Accounts or any instruments or insurance applicable thereto and/or release any account debtor thereon; (ii) is authorized and empowered to accept or direct shipments of Inventory and accept the return of the goods represented by any of the Accounts; and (iii) shall have the right to receive, endorse, assign and/or deliver in its name or the name of any Credit Party any and all checks, drafts and other instruments for the payment of money relating to the Accounts, and each Credit Party hereby waives notice of presentment, protest and non-payment of any instrument so endorsed.

(c) Nothing herein contained shall be construed to constitute any Credit Party as agent of the Collateral Agent for any purpose whatsoever, and the Collateral Agent shall not be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof (except to the extent it is determined by a final judicial decision that the Collateral Agent’s or a Lender’s act or omission constituted gross negligence of willful conduct or willful and knowing breach of any Loan Document).  The Collateral Agent and the Lenders shall not, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Accounts or any instrument received in payment thereof or for any damage resulting therefrom (except to the extent it is determined by a final judicial decision that the Collateral Agent’s or such Lender’s error, omission or delay constituted gross negligence or willful misconduct or willful and knowing breach of any Loan Document).  The Collateral Agent and the Lenders do not, by anything herein or in any assignment or otherwise, assume any Credit Party’s obligations under any contract or agreement assigned to the Collateral Agent or the Lender, and the Collateral Agent and the Lenders shall not be responsible in any way for the performance by any Credit Party of any of the terms and conditions thereof.

(d) Upon the occurrence and during the continuation of any Event of Default: (i) if any of the Accounts includes a charge for any tax payable to any governmental tax authority, the Collateral Agent is hereby authorized (but in no event obligated) in its discretion to pay the amount thereof to the proper taxing authority for, the account of any Credit Party and to charge or any Credit Party’s account therefor; and (ii) the Borrower shall notify the Collateral Agent if any Accounts include any tax due to any such taxing authority and, in the absence of such notice, the Collateral Agent shall have the right to retain the full proceeds of such Accounts and shall not be liable for any taxes that may be due from any Credit Party by reason of the sale and delivery creating such Accounts.

(e) Upon the occurrence and continuation of any Event of Default, the Collateral Agent may at any time and from time to time employ and maintain in the premises of any Credit Party a custodian selected by the Collateral Agent who shall have full authority to do all acts necessary to protect the Collateral Agent’s and Lenders’ interests and to report to the Collateral Agent thereon.  Each Credit Party hereby agrees to cooperate with any such custodian and to do so whatever the Collateral Agent may reasonably request to preserve the Collateral.  All costs and expenses incurred by the Collateral Agent by reason of the employment of the custodian shall be charged to the Borrower’s account and added to the Obligations.

10.22. Construction.  Each Credit Party, the Agent and each Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the parties hereto.

10.23. Joint and Several Obligations.  Notwithstanding anything to the contrary contained herein or in any other Loan Documents, each Credit Party acknowledges that it and the other Credit Parties are jointly and severally responsible for their respective agreements, covenants, representations, warranties and obligations contained and set forth in this Agreement or in any other Loan Document to which the applicable Credit Party is a party.

10.24. Acknowledgements.  Each Credit Party hereby acknowledges that:

(a)           it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)           neither the Agent, the Collateral Agent nor any Lender has any fiduciary relationship with or duty to any Credit Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Agent, Collateral Agent and Lenders, on one hand, and the Credit Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)            no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among any Credit Parties and the Lenders.

10.25. USA Patriot Act.  Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

10.26. Confidentiality.  The Agent and each Lender agrees to keep confidential all non-public information provided to it by any Credit Party, the Agent or any Lender pursuant to or in connection with this Agreement that is financial statements or designated by the provider thereof as confidential; provided that nothing herein shall prevent the Agent or any Lender from disclosing any such information (a) to the Agent, any other Lender or any Affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section or to any actual or prospective transferee, (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its Affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Legal Requirement, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document.

10.27. Financial Assistance Limitations. Notwithstanding any provision of this Agreement or any of the other Loan Documents to the contrary, no Canadian Subsidiary or other non-Domestic Subsidiary will ever be deemed or required to become a Credit Party, nor shall any of the assets of any Canadian Subsidiary or non-Domestic Subsidiary be deemed or required to be Collateral for any Obligations.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

JPMORGAN CHASE BANK, N.A.,
as Agent and as a Lender

By:       /s/ Michael Lister
Name:     Michael Lister
Title:     Managing Director

Address for Payments:

JPMorgan Chase Bank, N.A.
Attn: ________________________________
_________________________________
_________________________________
Telephone: (____) ____-_____
Facsimile: (____) ____-_____

Payment Instructions:
Pay to:                                JPMorgan Chase Bank, N.A.
ABA No.:                      _______________________
Acct. No.:                      _______________________
Ref:                      WALCO Int’l

Other Notices as Agent (for financial reporting):

JPMorgan Chase Bank, N.A.
Attn: ______________________
2200 Ross Avenue, 3rd Floor
Dallas, Texas 75201
Telephone: (214) ____-_____
Facsimile: (214) ____-_____

WALCO INTERNATIONAL, INC.,
a Delaware corporation, as Borrower

By:       /s/ William F. Lacey
Name:     William F. Lacey
Title:     Sr. Vice President and Chief Financial Officer

Address for Notices:
Walco International, Inc.
7 Village Circle, Suite 200
Westlake, Texas 76262
Attention:  William F. Lacey
Facsimile: (817) 601-6094

With a copy to:
Mark D. Smith, Esq.
Goodwin Procter LLP
Exchange Place
53 State Street
Boston, MA  02109

and

Animal Health International, Inc
Attn:  Legal Department
7 Village Circle, Ste 200
Westlake, TX 76262

ANIMAL HEALTH INTERNATIONAL, INC.,
a Delaware corporation, as Parent

By:      /s/Damian Olthoff
Name:     Damian Olthoff
Title:   General Counsel and Secretary

Address for Notices:
c/o Walco International, Inc.
7 Village Circle, Suite 200
Westlake, Texas 76262
Attention:  William F. Lacey
Facsimile: (817) 601-6094

With a copy to:
Mark D. Smith, Esq.
Goodwin Procter LLP
Exchange Place
53 State Street
Boston, MA  02109

and

Animal Health International, Inc
Attn:  Legal Department
7 Village Circle, Ste 200
Westlake, TX 76262

AMERICAN LIVESTOCK SUPPLY, INC.,
a Delaware corporation, as a Guarantor

By:       /s/ Damian Olthoff
Name:     Damian Olthoff
Title:     Secretary

Address for Notices:
c/o Walco International, Inc.
7 Village Circle, Suite 200
Westlake, Texas 76262
Attention:  William F. Lacey
Facsimile: (817) 601-6094

With a copy to:
Mark D. Smith, Esq.

Goodwin Procter LLP
Exchange Place
53 State Street
Boston, MA  02109

and

Animal Health International, Inc
Attn:  Legal Department
7 Village Circle, Ste 200
Westlake, TX 76262

WALCO TEXAS ANIMAL HEALTH, LLC,
a Texas limited liability company, as a Guarantor

By:   Walco International, Inc.
          Sole Member

By: /s/ William F. Lacey
Name:      William F. Lacey
Title:  Sr. Vice President and Chief Financial Officer

Address for Notices:
c/o Walco International, Inc.
7 Village Circle, Suite 200
Westlake, Texas 76262
Attention:  William F. Lacey
Facsimile: (817) 601-6094

With a copy to:
Mark D. Smith, Esq.
Goodwin Procter LLP
Exchange Place
53 State Street
Boston, MA  02109

and

Animal Health International, Inc
Attn:  Legal Department
7 Village Circle, Ste 200
Westlake, TX 76262

HAWAII MEGA-COR., INC.,
a Hawaii corporation, as a Guarantor

By:  /s/Damian Olthoff
Name: Damian Olthoff
Title: Secretary

Address for Notices:
c/o Walco International, Inc.
7 Village Circle, Suite 200
Westlake, Texas 76262
Attention:  William F. Lacey
Facsimile: (817) 601-6094

With a copy to:
Mark D. Smith, Esq.
Goodwin Procter LLP
Exchange Place
53 State Street
Boston, MA  02109

and

Animal Health International, Inc
Attn:  Legal Department
7 Village Circle, Ste 200
Westlake, TX 76262

SCHEDULE 1.1

TERM LOAN COMMITMENTS

Lender	Commitment

JPMorgan Chase Bank, N.A.	$43,000,000

Total Commitments	$43,000,000